INTEREST PURCHASE AGREEMENT
by and among
CATALENT PHARMA SOLUTIONS, INC.,
COOK PHARMICA LLC,

COOK GROUP INCORPORATED

and
solely for purposes of Section 7.19, Catalent, Inc.

Dated: September 18, 2017

13938235

i

ii

Exhibits

Exhibit A        Illustrative Calculation of Closing Date Working Capital
Exhibit B        Form of Escrow Agreement
Exhibit C        Form of Title Affidavit
Exhibit D        Form of IVF Media Supply Agreement
Exhibit E        Form of Transition Services Agreement
Schedules
Schedule I        Company Disclosure Schedules

iii

INTEREST PURCHASE AGREEMENT
This INTEREST PURCHASE AGREEMENT (this “Agreement”), is dated as of September 18, 2017, and is by and among Catalent Pharma Solutions, Inc., a corporation incorporated under the Laws of Delaware (“Buyer”), Cook Group Incorporated, a corporation incorporated under the Laws of Indiana (“Seller”), Cook Pharmica LLC, a limited liability company organized under the Laws of Indiana (the “Company”) and, solely for purposes of Section 7.19, Catalent, Inc., a corporation incorporated under the Laws of Delaware.
RECITALS
WHEREAS, Seller owns, and immediately prior to the Closing will own, one hundred percent (100%) of the rights and interests in the Company in its capacity as a member (the “Company Interests”);
WHEREAS, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to, the Company Interests, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, as of the Closing, Seller will be the only holder and owner of the Company Interests, and the Company Interests will represent one hundred percent (100%) of the issued and outstanding Equity Securities of the Company.
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.
Definitions and Rules of Construction
Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Accounting Arbitrator” has the meaning set forth in Section 3.3(c).
“Adjustment Escrow Account” has the meaning set forth in Section 3.5(a).
“Adjustment Escrow Amount” has the meaning set forth in Section 3.5(a).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and includes any Person in like relation to an Affiliate. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this Agreement, the Company shall be deemed to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer from and after the Closing.

“Affiliate Arrangements” has the meaning set forth in Section 5.10.
“Affordable Care Act” has the meaning set forth in Section 5.21(c).
“Agreement” has the meaning set forth in the Preamble.
“Alternate Financing” has the meaning set forth in Section 7.13(a).
“Ancillary Documents” means the Escrow Agreement, the Transition Services Agreement, the IVF Media Supply Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement.
“Anti-Corruption Laws” has the meaning set forth in Section 5.16(b).
“Base Purchase Price” has the meaning set forth in Section 3.2(a).
“Business” means the business conducted by the Company prior to the date hereof.
“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in either New York, New York or Bloomington, Indiana.
“Business Records” means all data and records of the Business on whatever media and wherever located, regardless of the Person or Persons having possession, custody or control of such data and records.
“Buyer” has the meaning set forth in the Preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 7.7(c).
“Buyer Indemnitees” has the meaning set forth in Section 9.2.
“Buyer Plan” has the meaning set forth in Section 7.7(b).
“Cafeteria Plan” has the meaning set forth in Section 7.7(b).
“Chosen Courts” has the meaning set forth in Section 11.10(a).
“Claims” means any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.
“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 3.2(c).
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Cash” means Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.
“Closing Date Company Transaction Expenses” means Company Transaction Expenses as of 11:59 P.M. on the date immediately prior to the Closing Date.
“Closing Date Indebtedness” means Indebtedness as of 11:59 P.M. on the date immediately prior to the Closing Date, less the amount of all Indebtedness, including Guarantees of Indebtedness, to be repaid, satisfied or released as of the Closing.
“Closing Date Statement” has the meaning set forth in Section 3.2(b).
“Closing Date Working Capital” means (a) the sum of the specified current assets of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, minus (b) the sum of the specified current liabilities of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date including current Tax Liabilities, in each case, as calculated in accordance with the methodologies, and including only those specified current assets and specified current liability line items, each as set forth in Exhibit A. Notwithstanding the foregoing, Closing Date Working Capital shall not include Company Cash, Indebtedness, Company Transaction Expenses, deferred Tax assets or deferred Tax Liabilities.
“Code” means the Internal Revenue Code of 1986.
“Commercial Software” means all commercially available off-the-shelf software licensed pursuant to click wrap or shrink wrap agreements that (a) is not material to the Company or the Business, (b) has not been modified or customized for the Company, (c) is used internally (and not licensed or sublicensed to third parties) by the Company, and (d) is licensed to the Company for a one-time or annual fee of five thousand dollars ($5,000) or less.
“Company” has the meaning set forth in the Preamble.
“Company Cash” means cash and cash equivalents of the Company, less an amount of cash necessary to cover all outstanding checks and wire transfers, determined in accordance with GAAP.
“Company Disclosure Schedule” means the disclosure schedule, dated the date hereof, delivered by Seller to Buyer in connection with the execution and delivery of this Agreement setting forth information required to be disclosed, or relevant exceptions to, the representations and warranties set forth herein.
“Company Intellectual Property” means the Owned Intellectual Property and Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use.

“Company Interests” has the meaning set forth in the Recitals.
“Company IT Assets” means all IT Assets used or held for use by, or accessible to, the Company in connection with the Business.
“Company Material Adverse Effect” means any Event that, individually or taken together with one or more other Events (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided that any effect resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (i) the announcement or pendency of the transactions contemplated by this Agreement (provided that such announcement shall not be in breach of this Agreement), including the loss of customers or suppliers of the Company to the extent such loss is directly attributable to the identity of Buyer, (ii) Events in the credit, financial or capital markets of, or the economy in the United States or in the global economy, (iii) conditions generally affecting the industry or states or localities in which the Company operates, (iv) acts of terrorism, sabotage, armed hostilities or war (whether or not declared), or any escalation of the foregoing, (v) changes in applicable Law or changes in applicable accounting regulations or principles or interpretations thereof, (vi) the failure of the Company or the Business to meet any internal or external projection, estimate, budget, prediction, plan, milestone or forecast (it being understood that the underlying Events giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect if such Events are not otherwise excluded under this definition), or (vii) the taking of any action (A) by Seller or the Company required by this Agreement, or (B) by Seller or the Company between the date hereof and the Closing Date with the prior written consent of Buyer that would otherwise have been prohibited by Section 7.1, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent (and only to the extent) that the Company is not disproportionately affected by such Events in comparison to others in the industry or geographic markets in which it operates, or (b) prevents or materially delays or materially impairs, or could reasonably be expected to prevent, materially delay or materially impair, the ability of any of Seller or the Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.
“Company Released Parties” has the meaning set forth in Section 7.6(a).
“Company Releasing Parties” has the meaning set forth in Section 7.6(b).
“Company Transaction Expenses” means all fees, costs and expenses incurred, accrued or to be paid by the Company in connection with the transactions contemplated hereby and the Ancillary Documents, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants retained or acting in connection with this Agreement or the transactions contemplated hereby; (b) all change of control, transaction, closing and/or severance or retention or similar bonuses, benefits or payments payable or owing to any Employee or Consultant of the Company (other than the distribution of account balances from the Rabbi Trust), whether triggered solely as a result of the transactions contemplated hereby or triggered as a result of, or in connection with, the transactions contemplated hereby and the occurrence of another event (excluding any discretionary bonuses granted in accordance with Section 7.1(b)(xviii) to the extent to be paid or otherwise to be funded by Seller or its Affiliates promptly after the Closing pursuant to the transition payroll services provided to the Company under the Transition Services Agreement), including the employer portion of any payroll, employment or similar Taxes payable in connection therewith; (c) filing fees and expenses incurred by the Company related to any filing by the Company with a Governmental Authority in connection with this Agreement or the transactions contemplated hereby (excluding all filing fees for filings required under the Competition Laws of the United States and Germany); (d) costs and expenses incurred by the Company in connection with obtaining the D&O Insurance; (e) costs of terminating any Affiliate Arrangement; and (f) fifty percent (50%) of the fees and expenses of the Escrow Agent.
“Competing Transaction” means any transaction (a) similar to the transactions contemplated hereby, or (b) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (i) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or (ii) other acquisition or equity investment transaction involving or otherwise relating to the Company involving any other Person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company.
“Competition Laws” means, as applicable, the HSR Act and any other United States federal or state, or foreign, statutes, rules, regulations, Orders, administrative or judicial decrees or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the lessening of competition.
“Compliant” means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under a registered public offering of securities on Form S-1 and are, and remain throughout the Marketing Period, sufficient to permit the Company’s independent accountants to issue comfort letters, including as to customary negative assurances, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.
“Confidential Information” means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the non-public or proprietary information of the Company, including non-public or proprietary Company Intellectual Property and non-public or proprietary information related to the Business.
“Confidentiality Agreement” means the Amended and Restated Non-Disclosure Agreement between Buyer and the Company dated May 31, 2017.

“Consultant” means any Person who is or has been engaged as a consultant, sales agent or independent contractor by or on behalf of the Company, other than as an Employee, or who otherwise provides services to the Company under a contractual arrangement other than as an Employee.
“Consultant Agreement” means any service, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Consultant and to which the Company is a party or could have any Liability.
“Contingent Worker” has the meaning set forth in Section 5.20(f).
“Continuing Employee” has the meaning set forth in Section 7.7(a).
“Contract” means any agreement, contract, purchase order, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any schedules, exhibits, amendments and/or supplements to them.
“Coverage Transition Period” has the meaning set forth in Section 7.7(a).
“D&O Insurance” has the meaning set forth in Section 7.15.
“DEA” means the U.S. Drug Enforcement Administration.
“Debt Commitment Letter” has the meaning set forth in Section 6.7.
“Disputed Amounts” has the meaning set forth in Section 3.3(b).
“DOJ” has the meaning set forth in Section 7.9(b).
“Employee” means any current or former employee, officer, director or manager of the Company.
“Employee Agreement” means any employment, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Employee and to which the Company is a party or could have any Liability.
“End Date” has the meaning set forth in Section 10.1(d).
“Environmental Laws” means any applicable foreign, federal, state, provincial or local Law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, Orders, decrees, and binding guidance documents relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, species protection, water rights, human health or safety, health or safety of employees, sanitation or any matter relating to any emission, discharge, dissemination, Release or threatened Release of any Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to or resulting from the manufacture, import, export, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of any Hazardous Materials.
“Environmental Permits” has the meaning set forth in Section 5.18(a).
“Equity Securities” of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).
“ERISA” means The Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, of any entity, each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means JP Morgan Chase Bank, N.A. or another commercial bank mutually agreeable to Buyer and Seller.
“Escrow Agreement” has the meaning set forth in Section 3.5(a).
“Estimated Closing Cash Amount” has the meaning set forth in Section 3.2(b).
“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 3.2(b).
“Estimated Closing Date Working Capital” has the meaning set forth in Section 3.2(b).
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 3.2(b).
“Estimated Working Capital Deficit” has the meaning set forth in Section 3.2(b).
“Estimated Working Capital Excess” has the meaning set forth in Section 3.2(b).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Exclusivity Agreement” means that certain Due Diligence and Exclusivity Agreement dated as of May 31, 2017, by and between Buyer and Seller.
“Exclusivity Payment Amount” means the amount of two million dollars ($2,000,000) that was paid by Buyer to Seller pursuant to the terms of the Exclusivity Agreement.
“Export Controls” means, to the extent applicable to the Company, any (a) U.S. Laws restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services, including the Export Administration Regulations and the International Traffic in Arms Regulations and (b) United Kingdom, European Union, European Union member state, or other non-U.S. Laws restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services.
“FDA” means the U.S. Food and Drug Administration.
“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance or otherwise, and that is funded directly, in whole or in part, by the U.S. government or a state health care program (except for the Federal Employees Health Benefits Program) (as defined in 42 U.S.C. § 1320a-7b).
“Final Purchase Price Adjustment Statement” means the Purchase Price Adjustment Statement as (a) agreed by Buyer and Seller, (b) made final due to the failure of Seller to properly deliver a Purchase Price Dispute Notice pursuant to Section 3.3(b), or (c) made final by an Accounting Arbitrator pursuant to Section 3.3(c).
“Financial Statements” has the meaning set forth in Section 5.6(a).
“Financing” means any debt, equity or other financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities or borrowing of loans and any related commitment letter (including the Debt Commitment Letter) or engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings.
“Financing Sources” means the agents, arrangers, underwriters, purchasers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter (including the Debt Commitment Letter) or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“Flexible Benefit Plan” has the meaning set forth in Section 7.7(b).
“Food, Drug and Safety Laws” means all applicable Laws relating to the use, manufacture, fabrication, processing, testing, handling, storage, packaging, licensing, labeling, distribution, marketing, advertising or sale of any drug, device, biological or other medical product, including the U.S. Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, regulations of the FDA, and all similar applicable Laws in any other jurisdiction to which the Company is subject, including all applicable Laws regarding GMPs to which the Company is subject and all applicable health and product safety Laws to which the Company is subject.
“FTC” has the meaning set forth in Section 7.9(b).
“Fundamental Representations” has the meaning set forth in Section 8.4(c).
“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.
“GMP” means current good manufacturing practices to which the Company is subject as defined by any Governmental Authority charged with overseeing Food, Drug and Safety Laws and such practices, including those set forth in any applicable Law.
“Government Official” has the meaning set forth in Section 5.16(b).
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.
“Governmental Consents” has the meaning set forth in Section 4.4.
“Guarantee Agreement” means that certain guaranty agreement dated as of July 2, 2015, pursuant to which the Company has provided Guarantees of Indebtedness in respect of the obligations of Cook Group Incorporated under the Note Purchase Agreement.
“Guarantees of Indebtedness” has the meaning set forth in the definition of “Indebtedness.”
“Hazardous Materials” means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, material, waste, constituent, compound, chemical, natural or man-made element or force (including petroleum or any by-product or fraction thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction material and debris, any polychlorinated biphenyl (“PCB”) and PCB-containing equipment, radon and any other radioactive element, any infectious, carcinogenic, mutagenic or etiologic agent, pesticide, defoliant, explosive, flammable, corrosive and urea formaldehyde foam insulation) that is regulated by, or may form the basis of Liability under, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” means all obligations and indebtedness of the Company (a) for borrowed money or in respect of loans or advances (other than trade debt and other similar Liabilities incurred in the ordinary course of business consistent with past practice), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), (e) under interest rate swaps, forward Contracts, futures or other hedging arrangements, including any breakage costs associated therewith, (f) to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities, (g) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, including as secured by Liens on any assets of the Company, whether as obligor, guarantor (direct or indirect) or otherwise, including under the Parent Credit Agreement and the Note Purchase Agreement (the Indebtedness referenced in this clause (g), “Guarantees of Indebtedness”), (h) any accounts payable or loans of any kind or nature between the Company (as obligor) on the one hand, and Seller or any of its Affiliates (other than the Company) on the other hand, (i) with respect to any accrued but unused vacation or other paid time off from calendar years ended prior to the Closing Date to which any Employee is entitled as of the Closing Date that cannot be used by Employees under Seller’s policies with respect to vacation and other paid time off during the calendar year in which the Closing Date occurs (including the amount of the employer portion of any payroll, employment or similar Taxes payable in connection with paying out such vacation or other paid time off), (j) for interest, penalties or other amounts owing on any of the foregoing and/or (k) for any premiums, prepayment or termination fees, penalties, expenses or breakage costs due upon prepayment of any of the foregoing.
“Indemnitor” has the meaning set forth in Section 9.4(a).
“Intellectual Property” means (a) patents; (b) Trademarks; (c) copyrights, works of authorship, rights in data and databases; (d) Confidential Information, including trade secrets and know-how; (e) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations (as applicable) for any of the foregoing in (a)-(e); and (f) all other proprietary rights.
“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“IVF Media Supply Agreement” has the meaning set forth in Section 5.10.
“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer, after reasonable inquiry and investigation: John Chiminski; Matthew Walsh; Steven Fasman; Michael Grippo; and Barry Littlejohns.

“Knowledge of Seller” means the actual knowledge of any of the following personnel of Seller, after reasonable inquiry and investigation: Steve Ferguson; Pete Yonkman; John Kamstra; and Cynthia Kretz.
“Knowledge of the Company” means the actual knowledge of any of the following personnel of Seller, their Affiliates and the Company, after reasonable inquiry and investigation: Tedd Green; Cory Lewis; Ryan M. Hawkins; Veda Walcott; and, solely with respect to information technology matters, Chris Clayton.
“Law” or “Laws” means any and all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.
“Leases” has the meaning set forth in Section 5.13(b).
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Licenses and Permits” means any license, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Company by any Governmental Authority.
“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
“Litigation” means any Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action.
“Losses” means all Claims, losses, Taxes, Liabilities, damages available at law or in equity (including diminution of value), deficiencies, fines, interest and penalties, costs and expenses, including in connection with or resulting from the defense, settlement and/or compromise of a Claim, and including the reasonable costs, expenses and fees of attorneys, accountants, expert witnesses and investigators.
“Marketing Period” means the first period of eighteen (18) consecutive Business Days commencing on the date on which the Required Information is delivered to Buyer throughout and at the end of which Buyer shall have the Required Information and the Required Information is Compliant; provided that (x) November 22, 2017 through November 24, 2017 (inclusive) shall not constitute Business Days for purposes of such period (it being understood that any day that occurs on such excluded days in the foregoing clause (x) after the commencement of such period shall be disregarded for purposes of calculating the consecutive Business Days constituting such period (but not reset such period), and (y) if such period has not been completed by December 20, 2017, then such period shall not commence earlier than January 3, 2018. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such eighteen (18) consecutive Business Day period: (i)  Seller or the Company has announced to Buyer, the Company’s independent auditor or any other third party (A) its intention to restate in any material respect any of the Company’s financial statements contained in the Required Information, or (B) that any such restatement is under active consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an “unqualified” audit opinion is issued with respect to such restated financial statements, or Seller or the Company has announced to Buyer and the Company’s independent auditor that no restatement is required; or (ii) the Company’s independent auditor shall have withdrawn any audit opinion with respect to any of the Company’s financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new “unqualified” audit opinion is issued with respect to such financial statements or any restatement thereof. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have ended on the date the Financing has been consummated.
“Material Contracts” has the meaning set forth in Section 5.15(a).
“Most Recent Audited Financial Statements” has the meaning set forth in Section 5.6(a).
“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 5.6(a).
“New Commitment Letter” has the meaning set forth in Section 7.13(a).
“Non-Party Affiliates” means, with respect to the Financing Sources, their respective Affiliates and their respective Affiliates’ current, former and future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives, and the successors and assigns of the foregoing Persons that are not parties to this Agreement.
“Non-Qualified Plan” has the meaning set forth in Section 7.7(d).
“Note Purchase Agreement” means that certain note purchase and private shelf agreement dated as of July 2, 2015, by and among Cook Group Incorporated, Prudential Investment Management, the purchasers named therein and such other persons who may become parties thereto, as amended by that certain Amendment No. 1 dated as of October 14, 2016.
“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
“OSHA” means the U.S. Occupational Safety and Health Administration.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.
“Parachute Payment” has the meaning set forth in Section 7.17.
“Parent Credit Agreement” means that certain credit agreement dated as of September 28, 2012, by and among JP Morgan Chase Bank, N.A., individually and as Administrative Agent (as defined therein), and the other Lenders (as defined therein) and Cook Group Incorporated, an Indiana corporation as Borrower (as defined therein), as amended by that certain Amendment No. 1 dated as of September 30, 2014, as amended by that certain Amendment No. 2 dated as of October 14, 2016.
“Pay-Off Amount” has the meaning set forth in Section 8.1(b).
“Pay-Off Letters” has the meaning set forth in Section 8.1(b).
“PCB” has the meaning set forth in the definition of “Hazardous Materials.”
“Permitted Lien” means any (a) Lien in respect of current Taxes not yet due and owing and (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business if individually or in the aggregate (i) they are not material or as to which appropriate reserves have been established in the Financial Statements or (ii) the indebtedness secured by them is not in arrears or if in arrears, is being disputed in good faith by appropriate proceedings and as to which appropriate reserves have been established in the Financial Statements.
“Permitted Rollover PTO” means any accrued but unused vacation or other paid time off that an Employee is entitled to as of the Closing Date that could have been used by the Employee in the calendar year in which the Closing Date occurs under Seller’s policies with respect to vacation and other paid time off if the Employee had continued to be subject to such policies for the remainder of such calendar year.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, Governmental Authority, unincorporated organization, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
“Plan” means any (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) retirement, deferred compensation, severance, retention, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program, or arrangement (other than an Employee Agreement or Consultant Agreement), and (c) each “voluntary employees’ beneficiary association” (VEBA) within the meaning of Section 501(c)(9) of the Code, whether or not tax-qualified and whether or not subject to ERISA, and in each case of (a) and (b), (i) that is maintained or sponsored by the Company, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company with respect to any Employee or (iii) pursuant to which the Company could have any Liability.
“Pre-Closing Date Share” means with respect to a Straddle Period (a) in the case of real property, personal property and similar ad valorem Taxes, the total amount of Taxes assessed in or attributable to the entire Straddle Period, multiplied by (i) the number of days in the Straddle Period on or before the Closing Date divided by (ii) the total number of days in the Straddle Period, and (b) in the case of all other Taxes, the amount of Taxes that would be due for the portion of the taxable period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date.
“Pre-Closing Return” has the meaning set forth in Section 7.2(a)(ii).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Privacy Laws” has the meaning set forth in Section 5.14(g).
“Products and Services” has the meaning set forth in Section 5.17.
“Purchase Price” has the meaning set forth in Section 3.2(a).
“Purchase Price Adjustment Statement” has the meaning set forth in Section 3.3(a).
“Purchase Price Dispute Notice” has the meaning set forth in Section 3.3(b).
“R&W Insurance Policy” means any “Representations and Warranties” (or similar) insurance policies obtained by Buyer and/or its Affiliates in connection with the transactions contemplated by this Agreement (as they may be amended, modified or otherwise supplemented from time to time).
“Rabbi Trust” means that certain rabbi trust established pursuant to the Trust Agreement between Cook Pharmica LLC and Fidelity Management Trust Company for the Cook Group 2005 Deferred Compensation Plan Trust.
“Real Property” means (i) all of the Company’s right, title and interest in, to and under those certain tracts or parcels of land located at 1300 S. Patterson Drive, Bloomington, Indiana and 1400 S. Patterson Drive, consisting of tax parcel identification nos. 53-08-05-400-032.000-009, 53-08-08-100-131.000-009, and 53-08-05-400-005.001-009, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Company and (ii) all (a) the Company’s interest in any site plans, construction and development drawings, plans and specifications, studies, reports, and surveys for the Real Property in the Company’s possession, (b) the Company’s interest in any sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, curb cut and right-of-way permits, drainage rights, and any and all other permits, licenses, approvals, entitlements and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership, or operation of the Real Property, and (c) the Company’s interest in any indemnities, warranties and guaranties pertaining or applicable to or in any way connected with the development, construction, ownership or operation of the Real Property.
“Registered” means issued or renewed by, registered, recorded or filed with, or the subject of a pending application before, any Governmental Authority or internet domain name registrar.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
“Representatives” means, with respect to any Person, the Person’s Affiliates and Subsidiaries, and its and their respective employees, officers, directors, managing members, general partners, agents, consultants, advisors (including financial advisors, counsel, auditors and accountants) and other representatives, and in the case of Buyer, shall include the Financing Sources.
“Required Information” has the meaning set forth in Section 7.13(c)(iii).
“Retained Names” has the meaning set forth in Section 7.16(a).
“Sanctioned Country” means, at any time, a country or territory which is itself the subject of or target of any Sanctions.
“Sanctioned Person” means, to the extent applicable to the Company, any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state, (b) operating, organized, or resident in a Sanctioned Country with which or whom dealings are prohibited by any party to this Agreement, or (c) that is fifty percent (50%) or greater owned by any Person or Persons described in clause (a).
“Sanctions” means, to the extent applicable to the Company, all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” means the Cook Group Profit Sharing Plan, as it may be amended from time to time.

“Seller Domain” has the meaning set forth in Section 7.16(c).
“Seller Released Parties” has the meaning set forth in Section 7.6(b).
“Seller Releasing Parties” has the meaning set forth in Section 7.6(a).
“Seller Taxes” means (a) all Taxes imposed on or payable by or with respect to Seller or any of its Affiliates; (b) all Taxes imposed on or payable by or with respect to the Company for any Pre-Closing Tax Period and the Pre-Closing Date Share of any such Taxes for any Straddle Period; (c) any Taxes attributable to any deferred revenue or prepaid amount received on or prior to the Closing Date by Seller, the Company or any of their Affiliates; (d) any and all Liabilities for Taxes for which the Company is liable under Treasury Regulations § 1.1502-6 (or any corresponding or similar provision of non-U.S., state or local Law), as a transferee or successor, by Contract or pursuant to any Law, or that are attributable to an event or transaction occurring before the Closing Date or an ownership relationship existing before the Closing Date; (e) all Transfer Taxes; (f) any Losses incurred by Buyer or any of its Affiliates arising out of, in connection with or relating to any inaccuracy in or breach of any representation or warranty made by Seller in Section 5.22; and (g) any subsidies required to be repaid or Taxes arising out of, in connection with or relating to the reduction or cancellation by a Governmental Authority of any tax credit, tax abatement, expense reimbursement or other public aid granted with respect to a Pre-Closing Tax Period under a Tax Incentive Agreement to the extent such reduction or cancellation results from Seller’s or the Company’s failure to perform, comply with or fulfill the obligations and requirements thereof on or prior to the Closing.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsequent Payment Amount” means the amount in cash of two hundred million dollars ($200,000,000) of the Purchase Price that shall be paid by Buyer to Seller in accordance with Section 3.5(b).
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Target Working Capital” means an amount equal to eighty percent (80%) of the aggregate amount of net sales of the Company (calculated in accordance with the Company’s past practice) for the three-month period ending on the last day of the month immediately preceding the Closing Date.

“Tax” or “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, license, environmental, customs duty, capital stock, severance, occupation, premium, windfall profits, social security (or similar), stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, unclaimed property, registration, withholding, excise, production, value added, ad valorem, occupancy, alternative or add-on minimum, estimated, transfer, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for taxes of another Person by Contract, as a transferee or successor, under Treasury Regulations §1.1502-6 or analogous state, local or non-U.S. Law, or otherwise, whether disputed or not.
“Tax Contest” means any inquiry, audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, Claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.
“Tax Incentive Agreement” means any tax incentive agreement or similar Contract (including, without limitation, any Contract relating to tax credits, tax abatements or reimbursement of expenses) or other form of public aid regime to which the Company is a party.
“Tax Return” means any report, return, claim for refund, statement, notice, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes and any amendment thereto, including any schedule or attachment thereto.
“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Territory” has the meaning set forth in Section 7.10(a).
“Title Affidavit” has the meaning set forth in Section 7.14.
“Title Company” means the Chicago Title Insurance Company.
“Top Customers” has the meaning set forth in Section 5.25(a).
“Top Suppliers” has the meaning set forth in Section 5.25(b).
“Trademarks” means trademarks, service marks, certification marks, domain names, website and social media user names, uniform resource locators, trade dress, corporate names, business names, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.
“Transfer Taxes” means all transfer, documentary, sales, use, gross receipts, stamp, stamp duties, excise, license, filing, recordation, value added, ad valorem, bulk sales, registration and other such Taxes and fees (including any penalties and interest and the costs of preparing and filing any related Tax Return) incurred in connection with the transactions contemplated hereby.

“Transition Period” has the meaning set forth in Section 7.16(b).
“Transition Services Agreement” has the meaning set forth in Section 8.1(e).
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989.
“Willful Breach” has the meaning set forth in Section 10.3(b).
Section 1.2    Rules of Construction. Unless the context otherwise requires:

(a)a capitalized term has the meaning assigned to it herein;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d)any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented;
(e)references to Annexes, Articles, Sections, Schedules and Exhibits shall refer to annexes, articles, sections and exhibits of this Agreement, unless otherwise specified;
(f)the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(g)this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(h)all monetary figures shall be in U.S. dollars unless otherwise specified;
(i)if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;
(j)references to “hereof”, “herein”, “hereunder”, “hereby” and similar terms shall refer to this entire Agreement (including the Annexes, Schedules and Exhibits hereto);
(k)whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”;

(l)references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
(m)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if”; and
(n)all documents and agreements relating to the Company that have been posted, at least three (3) Business Days prior to the date hereof, to the electronic data room established by or on behalf of Seller shall be deemed to have been “delivered”, “provided” or “made available” (or any phrase of similar import) to Buyer by Seller.
ARTICLE II
Closing
Section 2.1    Closing. The closing of the purchase and sale of the Company Interests (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 9:00 A.M. local time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) (the date of such Closing, the “Closing Date”) are satisfied or waived in accordance with this Agreement, or on such date as Buyer and Seller may otherwise agree in writing; provided, however, that unless waived by Buyer in its sole discretion by written notice to Seller, in no event shall the Closing Date occur until the third (3rd) Business Day immediately following the day that the Marketing Period expires.

ARTICLE III
Purchase and Sale of Company Interests
Section 3.1    Purchase and Sale of Company Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens, the Company Interests. The Company Interests purchased and sold pursuant to this Section 3.1 shall constitute one hundred percent (100%) of the outstanding Equity Securities of the Company.
Section 3.2    Purchase Price; Payments at the Closing.
(a)The purchase price to be paid by Buyer to Seller for the Company Interests shall be nine hundred fifty million dollars ($950,000,000) (the “Base Purchase Price”), subject to adjustment as provided in this Article III (the Base Purchase Price, as adjusted pursuant to Section 3.3 and Section 3.4, the “Purchase Price”).
(b)Not fewer than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the “Closing Date Statement”) setting forth Seller’s good faith estimate of the Closing Date Working Capital (“Estimated Closing Date Working Capital”), and either (i) the amount, if any, by which such estimate exceeds Target Working Capital (any such amount, an “Estimated Working Capital Excess”) or (ii) the amount, if any, by which such estimate is less than Target Working Capital (any such amount, an “Estimated Working Capital Deficit”). The Closing Date Statement shall also include Seller’s good faith estimate of Closing Date Cash (the “Estimated Closing Cash Amount”), Closing Date Indebtedness (the “Estimated Closing Indebtedness Amount”) and Closing Date Company Transaction Expenses (the “Estimated Closing Date Company Transaction Expenses”). The Closing Date Statement shall describe in reasonable detail the nature of such estimates, including the basis for the specific items involved and the dollar amounts thereof.
(c)At the Closing, Buyer shall pay, or cause to be paid, to Seller the Closing Consideration Amount. “Closing Consideration Amount” means the Base Purchase Price, less (i) the Adjustment Escrow Amount, less (ii) the Subsequent Payment Amount, less (iii) the Exclusivity Payment Amount, less (iv) the amount of any Estimated Working Capital Deficit, plus (v) the Estimated Closing Cash Amount, less (vi) the Estimated Closing Indebtedness Amount, less (vii) the Estimated Closing Date Company Transaction Expenses. The Closing Consideration Amount shall be paid by wire transfer of immediately available funds to an account designated by Seller. Such account shall be designated no fewer than three (3) Business Days prior to the Closing Date.
(d)At the Closing, Buyer shall pay, or cause to be paid, the Pay-Off Amount as set forth in the Pay-Off Letters (including all amounts necessary to discharge Indebtedness guaranteed by the Company in connection with the Parent Credit Agreement), by wire transfer of immediately available funds to the accounts designated in the Pay-Off Letters.
(e)At the Closing, Buyer shall pay, or cause to be paid, the Company Transaction Expenses set forth in the Closing Date Statement to the payees thereof, by wire transfer of immediately available funds to the accounts designated in advance by each payee thereof, as set forth on the Closing Date Statement.
(f)From 11:59 P.M. on the day immediately prior to the Closing Date and until the consummation of the Closing, the Company shall not (i) use any Company Cash to pay any Company Transaction Expenses, pay any distributions or to repay any Indebtedness or (ii) incur any Indebtedness.
Section 3.3    Post-Closing Purchase Price Determination.
(a)After the Closing, Buyer shall prepare and, within ninety (90) days after the Closing, Buyer shall deliver to Seller, a statement setting forth Buyer’s determination of (i) Closing Date Working Capital, (ii) Closing Date Cash, (iii) Closing Date Indebtedness and (iv) Closing Date Company Transaction Expenses, which statement shall describe in reasonable detail the nature of such determination, including the basis for the specific items involved and the dollar amounts thereof (the “Purchase Price Adjustment Statement”).
(b)If Seller disagrees in good faith with the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (a “Purchase Price Dispute Notice”). During such thirty (30) day period, Seller shall be permitted reasonable access to the Company’s Books and Records and Representatives for the purpose of reviewing the Purchase Price Adjustment Statement during normal business hours in a manner so as to not unreasonably interfere with the normal business operations of the Company. For purposes of clarity, a statement to the effect that Seller objects to, or disagrees with, the Purchase Price Adjustment Statement without specifying the items required to be set forth in a Purchase Price Dispute Notice, shall not constitute a valid Purchase Price Dispute Notice. Once delivered, Seller may not modify or amend the Purchase Price Dispute Notice except to waive all or any portion of such disagreement. If Seller does not deliver a valid Purchase Price Dispute Notice within such thirty (30) day period, the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the Final Purchase Price Adjustment Statement. If Seller delivers a valid Purchase Price Dispute Notice within such thirty (30) day period, then such disputed amounts (the “Disputed Amounts”) shall be resolved pursuant to Section 3.3(c).
(c)Buyer and Seller shall negotiate in good faith to resolve any Disputed Amounts and, if the parties are able to resolve all Disputed Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the Final Purchase Price Adjustment Statement. If Buyer and Seller are unable to resolve all Disputed Amounts within thirty (30) days after delivery of a Purchase Price Dispute Notice, then the Disputed Amounts may be referred by either Buyer or Seller for final determination to PricewaterhouseCoopers LLP (such firm, or another firm determined pursuant to this Section 3.3(c), the “Accounting Arbitrator”) within fifteen (15) days after the end of such thirty (30) day period. If neither party refers the Disputed Amounts to the Accounting Arbitrator within the applicable fifteen (15) day period, then the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the final Purchase Price Adjustment Statement. If PricewaterhouseCoopers LLP has any material relationship with Buyer, Seller or any of their respective Affiliates, or is otherwise unwilling or unable to serve, Buyer and Seller shall jointly appoint as the Accounting Arbitrator a different nationally or regionally recognized firm of independent certified public accountants, which does not have any material relationship with Buyer, Seller or any of their respective Affiliates. If Buyer and Seller are unable to agree upon an alternative Accounting Arbitrator within fifteen (15) days after the conclusion of the thirty (30) day period initially specified above, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York (which does not have any material relationship with Buyer, Seller or any of their respective Affiliates). The Accounting Arbitrator shall consider only those Disputed Amounts which Buyer and Seller have been unable to resolve. The Accounting Arbitrator shall make its determination based solely on presentations and supporting materials provided by Buyer and Seller, and not pursuant to any independent review. Buyer and Seller shall contemporaneously provide copies to one another of all written submissions to the Accounting Arbitrator and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Accounting Arbitrator. Buyer and Seller shall each use reasonable best efforts to make their presentations as promptly as practicable following submission to the Accounting Arbitrator of the disputed items (but in no event later than fifteen (15) days after engagement of the Accounting Arbitrator), and Buyer and Seller shall each be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Arbitrator. In deciding any matter or item in dispute, the Accounting Arbitrator (A) shall be bound by the provisions of this Section 3.3(c) and (B) shall not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or Seller, or less than the lowest value for such item claimed by either Seller or Buyer, in each case as presented to the Accounting Arbitrator. No party shall disclose to the Accounting Arbitrator, and the Accounting Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by Buyer and Seller. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable, and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. The findings and determinations of the Accounting Arbitrator as set forth in its written report shall be deemed final, conclusive and binding upon the parties. The parties shall be entitled to seek to have a judgment entered on such written report of the Accounting Arbitrator in any court of competent jurisdiction. Upon the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision, shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total an amount equal to one thousand dollars ($1,000) and the Accounting Arbitrator awards six hundred dollars ($600) in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer, on the one hand, and forty percent (40%) of the costs would be borne by Seller, on the other hand.
Section 3.4    Post-Closing Purchase Price Adjustment.
(a)In the event that the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Date Working Capital, Buyer shall pay Seller an amount equal to the difference; provided that, if the (i) Estimated Closing Date Working Capital was less than Target Working Capital as of the Closing Date and (ii) Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is equal to or greater than Target Working Capital, then the amount paid by Buyer to Seller under this Section 3.4(a) shall not exceed the difference between the Estimated Closing Date Working Capital and the Target Working Capital. In the event that Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Date Working Capital, Buyer shall be entitled to payment from Seller of such difference or, without duplication, out of the Adjustment Escrow Account, and if the Adjustment Escrow Account is depleted in connection with the foregoing or the other payments made pursuant to this Section 3.4(a), the remainder of such amount from Seller; provided that, if the (i) Estimated Closing Date Working Capital was equal to or greater than Target Working Capital as of the Closing Date and (ii) Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than Target Working Capital, then the amount paid by Seller to Buyer under this Section 3.4(a) shall equal the difference between the Target Working Capital and the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement. In the event that the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is equal to the Estimated Closing Date Working Capital, no adjustment will be due. For the avoidance of doubt, if both the Estimated Closing Date Working Capital and the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment

Statement are equal to or greater than the Target Working Capital, no adjustment shall be required pursuant to this Section 3.4(a).
(b)In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Cash Amount, Buyer shall pay Seller an amount equal to the difference. In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Cash Amount, Buyer shall be entitled to a payment from Seller or, without duplication, out of the Adjustment Escrow Account, and if the Adjustment Escrow Account is depleted in connection with the foregoing or the other payments made pursuant to this Section 3.4, the remainder of such amount from Seller. In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is equal to the Estimated Closing Cash Amount, no adjustment will be due.
(c)In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Indebtedness Amount, Buyer shall be entitled to a payment from Seller or, without duplication, out of the Adjustment Escrow Account, and if the Adjustment Escrow Account is depleted in connection with the foregoing or the other payments made pursuant to this Section 3.4, the remainder of such amount from Seller. In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Indebtedness Amount, Buyer shall pay Seller an amount equal to the difference. In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is equal to the Estimated Closing Indebtedness Amount, no adjustment will be due.
(d)In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are greater than the Estimated Closing Date Company Transaction Expenses, Buyer shall be entitled to a payment from Seller or, without duplication, out of the Adjustment Escrow Account, and if the Adjustment Escrow Account is depleted in connection with the foregoing or the other payments made pursuant to this Section 3.4, the remainder of such amount from Seller. In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are less than the Estimated Closing Date Company Transaction Expenses, Buyer shall pay Seller an amount equal to the difference. In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are equal to the Estimated Closing Date Company Transaction Expenses, no adjustment will be due.
(e)Any amounts payable pursuant to this Section 3.4 shall be paid within two (2) Business Days after final determination of the Final Purchase Price Adjustment Statement by wire transfer of immediately available funds to an account designated in advance by the party receiving the payment. If Buyer is entitled to any payment, on the one hand, and Seller is also entitled to any payment, on the other hand, in each case pursuant to this Section 3.4, then such payments shall be netted against each other for purposes of determining the aggregate net amount payable to Seller, on the one hand, or Buyer, on the other hand, as applicable.

(f)Seller, on the one hand, and Buyer, on the other hand, agree to treat any payment made pursuant to this Section 3.4 as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.
Section 3.5    Escrowed Portion of the Purchase Price; Subsequent Payment Amount.
(a)At the Closing, Buyer shall deliver four million five hundred thousand dollars ($4,500,000) (the “Adjustment Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an account referred to herein as the Adjustment Escrow Account (the “Adjustment Escrow Account”) that will be designated and administered by the Escrow Agent pursuant to that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit B attached hereto (the “Escrow Agreement”).
(b)After the Closing, Buyer shall pay the Subsequent Payment Amount to Seller as follows: (i) a portion of the Subsequent Payment Amount equal to fifty million dollars ($50,000,000) on the twelve (12) month anniversary of the Closing Date, (ii) a portion of the Subsequent Payment Amount equal to fifty million dollars ($50,000,000) on the twenty-four (24) month anniversary of the Closing Date, (iii) a portion of the Subsequent Payment Amount equal to fifty million dollars ($50,000,000) on the thirty-six (36) month anniversary of the Closing Date, and (iv) a portion of the Subsequent Payment Amount equal to fifty million dollars ($50,000,000) on the forty-eight (48) month anniversary of the Closing Date. The payments to be made pursuant to this Section 3.5(b) shall be made by wire transfer of immediately available funds to an account designated in advance by Seller.
(c)Seller and Buyer agree to treat each payment of the Adjustment Escrow Amount and the Subsequent Payment Amount made pursuant to this Section 3.5 as (i) additional Purchase Price for U.S. federal income tax purposes, and (ii) composed of an interest element and a principal element, such interest element to be determined and reported consistent with Section 483 of the Code and the Treasury Regulations thereunder.
ARTICLE IV
Representations and Warranties of Seller
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization and Power. Seller (i) is duly organized, and validly existing under the Laws of Indiana and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.2    Authorization and Enforceability.
(a)The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the transactions contemplated hereby and thereby that are required to be performed by Seller have been duly authorized by the board of directors of Seller in accordance with applicable Law and the articles of incorporation and bylaws of Seller, and no other corporate (or other) proceedings on the part of Seller (including any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller.
(b)This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.
Section 4.3    No Violation. The execution and the delivery by Seller of this Agreement and the Ancillary Documents, the performance by Seller of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller and compliance with the terms of this Agreement and the Ancillary Documents by Seller do not and will not conflict with or (a) violate any provision of the articles of incorporation, bylaws or similar organizational documents of Seller, (b) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default) in any material respect, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which Seller is a party or by which Seller or any of its respective properties is bound or affected, or (c) violate in any respect any Law applicable to Seller or by which any of its respective properties is bound or affected, except, in the case of clauses (b) and (c), (i) for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Documents in any material respect, and (ii) as set forth in Section 4.3 of the Company Disclosure Schedule.
Section 4.4    Governmental Authorizations and Consents. Other than as may be required under the Competition Laws of the United States and Germany, no consent, license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority (“Governmental Consents”), is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit Seller to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or delay Seller from performing its obligations hereunder or thereunder.
Section 4.5    Litigation. There is no material Litigation pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to prevent or materially delay Seller from carrying out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Seller is not subject to any Order that would reasonably be expected to materially affect the ability of Seller to carry out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.6    No Brokers. Neither Seller nor any of Seller’s Employees, agents or Representatives, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
ARTICLE V.
Representations and Warranties of Seller Relating to the Company
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller represents and warrants as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization and Power. The Company is a limited liability company, duly formed, validly existing and in good standing, as applicable, under the Laws of Indiana. The Company has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The Company has all power (limited liability company or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on Section 5.1 of the Company Disclosure Schedule, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified would not and would not reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer a true and correct copy of Seller’s articles of incorporation and bylaws and the Company’s articles of organization and operating agreement, in each case as in effect on the date of this Agreement. Such organizational documents have not been further amended and are in full force and effect and neither Seller nor the Company is in material violation of any of the provisions of its respective organizational documents. Complete and accurate copies of all limited liability company Business Records of the Company have been made available and such records reflect all substantive actions taken and authorizations made or meetings of the Company’s members or boards of managers (or other equivalent governing body), or any committees thereof, and by the equity holders thereof.
Section 5.2    Authorization and Enforceability.
(a)The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of the transactions contemplated hereby and thereby that are required to be performed by the Company have been duly authorized by the managing member of the Company prior to the Closing, in accordance with applicable Law and the articles of organization and operating agreement of the Company, and no other limited liability company proceedings on the part of the Company (including any equityholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by the Company.
(b)This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Company constitute, or when executed and delivered will constitute, the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.
Section 5.3    Capitalization of the Company; No Subsidiaries.
(a)Seller owns of record and beneficially all of the Company Interests, free and clear of any Liens or restrictions on transfer (other than any restriction under any securities Law or the Company’s articles of organization and operating agreement). The Company has no authorized and outstanding Equity Securities other than the Company Interests. No Person has preemptive rights with respect to the Company Interests or any other Equity Securities of the Company. There are no options, warrants, purchase rights, rights of first refusal, calls, puts or similar rights or other Contracts (other than this Agreement) to sell, transfer or dispose of or acquire any Equity Securities of the Company. Neither Seller nor the Company is a party to any voting trust, proxy or other Contract relating to the voting of any Equity Securities of the Company and there are no instruments convertible or exercisable into or exchangeable for any Equity Securities of the Company. The Company does not own any Equity Securities, or any interest convertible or exercisable into or exchangeable for, at any time, any Equity Securities in, any Person.
(b)The Company does not have, and has not had, any Subsidiary.
Section 5.4    No Violation. The execution and the delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby, that are required to be performed by the Company and compliance with the terms of this Agreement and the Ancillary Documents to which the Company is a party do not and will not (a) conflict with or violate any provision of the articles of organization or operating agreement of the Company, (b) conflict with or result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which the Company is a party or by which the Company or any of its properties is bound or affected, or (c) assuming that all Governmental Consents contemplated by Section 5.5 have been obtained and all filings and expiration of any waiting period described in any of such Governmental Consents have been made or occurred, conflict with or violate any Law applicable to the Company or by which its or any of its properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would neither prevent nor materially delay the Company or Seller from performing its obligations under this Agreement or the Ancillary Documents.
Section 5.5    Governmental Authorizations and Consents. Other than as may be required under the Competition Laws of the United States and Germany, no Governmental Consent is required from any Person pursuant to applicable Law (a) to permit the Company to carry on the Business after Closing, (b) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (c) which is otherwise necessary to permit the Company to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay the Company from performing its obligations hereunder or thereunder.
Section 5.6    Financial Statements.
(a)Section 5.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2016, and the related audited statements of income, parent company net investment in the Company and cash flows for the fiscal year ending December 31, 2016 (the “Most Recent Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of June 30, 2017 and the related unaudited statements of income and cash flows, respectively, for the six (6) month period ended on such date and the comparable prior year period (such June 30, 2017 statements, the “Most Recent Unaudited Financial Statements”).
(b)Each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the financial condition of the Company as of its respective date and the statements of income, parent company net investment, or cash flows, as the case may be, of the Company for the period covered thereby, subject, in the case of the Most Recent Unaudited Financial Statements, to customary year-end and audit adjustments (none of which are reasonably expected to be, in the aggregate, material) and the absence of footnote disclosure.
(c)The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and with applicable Law, (ii) transactions, including transactions between the Company, on the one hand, and Seller or its Affiliates, on the other hand, are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability therein, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, except, in the case of each of (i) through (iv), for any deficiency that, individually or in the aggregate, is insignificant. Neither the Company nor, to the Knowledge of the Company, Seller, has received any advice or notification from its or Seller’s independent accountant or auditor that would have the effect of not reflecting or incorrectly reflecting, in the Business Records of the Company, any material properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

Section 5.7    Business Records.
(a)The Business Records have been maintained in accordance with the Company’s customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, all transactions and dispositions of the Company.
(b)None of Seller, the Company or, to the Knowledge of the Company, any of their respective Representatives, has received or, to the Knowledge of the Company, otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or Claim that the Company has engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit.
Section 5.8    No Undisclosed Liabilities. Except as reflected in the Most Recent Audited Financial Statements, the Company does not have any Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that may have arisen in the ordinary course of business consistent with past practice since the date of the Most Recent Audited Financial Statements and which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 5.9    Absence of Certain Changes. Since the date of the Most Recent Audited Financial Statements: (a) the Company has conducted the Business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Event that has had, or would reasonably be expected to have a Company Material Adverse Effect. Since the date of the Most Recent Unaudited Financial Statements, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.1.
Section 5.10    Arrangements with Affiliates. Except for the activities contemplated and intended to be continued following the Closing through either the commercial supply agreement and corresponding quality agreement with respect to the in vitro fertilization media manufactured by the Company on behalf of Seller and/or its Affiliates (the “IVF Media Supply Agreement”) or the Transition Services Agreement, neither Seller, nor any direct or indirect equity holder, officer, director or manager of Seller, nor any Affiliate of the foregoing (other than the Company) (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted or contemplated to be conducted, (b) is a party to any Contract (except for arm’s-length employment and similar agreements, which are set forth in Section 5.10 of the Company Disclosure Schedule) with the Company, including with respect to compensation or remuneration to be paid to such direct or indirect equity holder, officer, director or manager of Seller or its Affiliate in connection with this Agreement or the transactions contemplated hereby, or (c) has any Claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed (whether as obligor, guarantor or otherwise) any amount by, the Company (collectively, “Affiliate Arrangements”).

Section 5.11    Indebtedness to and from Officers and Directors of the Company. The Company does not owe any amounts for borrowed money (whether as obligor, guarantor or otherwise), directly or indirectly, to Seller or its Affiliates (other than the Company) or any amounts to any Person who is an officer or director of the Company or any of its Affiliates other than for salaries or other employment-related compensation for services rendered or reimbursable business expenses made to Employees in the ordinary course of business and consistent with past practice.
Section 5.12    Assets.
(a)The assets and rights of the Company include all of the assets and rights of the Company used in the conduct of the Business as conducted as of the date of the Most Recent Audited Financial Statements, subject only to such changes as have occurred in the ordinary course of business consistent with past practice since such date. All such fixed assets (other than the Real Property) necessary for the conduct of the Business are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the Business as presently conducted.
(b)The Company has good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the tangible assets shown on the Most Recent Audited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties and (iv) Permitted Liens and Liens that will be terminated at Closing.
(c)As of the Closing, after giving effect to the transactions contemplated hereby, the Company will own, possess, license, lease or otherwise have control of all assets (including pursuant to Contracts) necessary for the conduct of the Business substantially in the manner conducted immediately prior to the Closing.
Section 5.13    Real Property.
(a)(i) The Company does not own any real property other than the Real Property, and (ii) the Real Property is owned by the Company free and clear of all Liens, other than Permitted Liens, zoning restrictions and other requirements imposed by governmental and/or quasi-governmental authority, rights of tenants in possession under the Leases, matters that would be shown by a current and accurate survey of the Real Property, and other restrictions, conditions, limitations, easements and reservations of record.
(b)Section 5.13 of the Company Disclosure Schedule sets forth all real property leases, subleases or other occupancies to which the Company is party as lessor or lessee or which the Company suffers or permits (the “Leases”). A true, correct and complete copy of each written Lease has been made available by Seller to Buyer. To the Knowledge of the Company, there is no material default under any Lease, whether by a lessor, a lessee or any other party to an occupancy.

(c)There is no pending or, to the Knowledge of the Company, threatened, condemnation, expropriation, eminent domain, rezoning or similar proceeding affecting all or any part of the Real Property, and the Company has not received any written notice thereof in the past twelve (12) months.
(d)To the Knowledge of the Company, it is not in violation in any material respect of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Real Property.
(e)To the Knowledge of the Company there is no proposed reassessment of any Real Property by any Taxing Authority and there is no threatened or pending special assessment or Litigation that could give rise to a material increase in real property Taxes or assessments against any of the Real Property.
(f)The buildings and other structures on the Real Property are in good repair, ordinary wear and tear excepted, and fit for the purposes for which they are presently used in all material respects. For purposes of this Section 5.13(f), “material” means any condition that requires more than two hundred fifty thousand dollars ($250,000) of labor and/or materials to remedy.
(g)The Company has not received from any Governmental Authority written notice in the past thirty-six (36) months requiring any work, repairs, construction, alterations or installations on or in connection with the Real Property or asserting or alleging any violation of any Law (including zoning or Environmental Laws) applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected. Neither the Company nor, to the Knowledge of the Company, Seller or any Representative of the Company or Seller has received in the past thirty-six (36) months written notice of a zoning change that would affect the Real Property in any material respect.
(h)The Company has paid, or will pay when due, for all work, labor and materials furnished to the Company in connection with the Real Property prior to the Closing Date, and there is no mechanic’s or materialmen’s Lien, filed or otherwise claimed in writing, in connection with any such work, labor and materials performed on or furnished in connection with the Real Property prior to the Closing Date.
Section 5.14    Intellectual Property.
(a)Section 5.14(a) of the Company Disclosure Schedule lists all Registered Owned Intellectual Property. The Company is the exclusive owner of, and has good and marketable title to, the Owned Intellectual Property free and clear of all Liens, except Liens that will be terminated at Closing. The Company Intellectual Property is not subject to any Order or agreement that would adversely affect the validity or enforceability of, or the Company’s use of or rights to, the Company Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair any of the rights of the Company in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.
(b)The operation of the Business does not infringe, misappropriate, dilute or otherwise violate or conflict with any other Person’s Intellectual Property rights, and has not done so in the last five (5) years. To the Knowledge of the Company, no Person is engaging, or has engaged in the last five (5) years, in any activity that infringes, misappropriates, dilutes or otherwise violates or conflicts with any Company Intellectual Property.
(c)There is no Claim pending, asserted in writing or threatened in writing, by or against the Company concerning any of the matters referenced in Section 5.14(b) or otherwise concerning the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Company Intellectual Property or Products and Services, nor has the Company received any unsolicited written notification or other information that a license under any other Person’s Intellectual Property is or may be required to operate the Business.
(d)The Company has taken all reasonable measures consistent with industry best practices to maintain the confidentiality and value of all Confidential Information used or held for use in the operation of the Business. The Company has not experienced an unauthorized disclosure or unauthorized use of material Confidential Information. The Company has obtained written confidentiality and non-disclosure agreements executed by all of its suppliers, contractors and customers obliging them to acknowledge and protect material Confidential Information.
(e)The Company is a party to valid and enforceable written agreements with all Persons that have conceived, developed, acquired or created Intellectual Property for the Company, pursuant to which the entire right, title and interest in and to that Intellectual Property is assigned to the Company and each such Person has agreed to maintain the confidentiality of such Intellectual Property to the extent that it constitutes Confidential Information.
(f)The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with the requirements for, the operation of the Business. The Company has implemented appropriate backup, security, anti-virus, and disaster recovery measures and technology consistent with industry best practices to adequately and properly ensure the continuing availability of the functionality provided by the Company IT Assets and to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Company IT Assets. In the five (5) years immediately preceding the Closing Date, (i) no Person has obtained unauthorized access to any Company IT Assets nor has any data been compromised thereby; (ii) the Company IT Assets have not materially malfunctioned or failed; (iii) the data processing and data storage facilities used by the Company in connection with the operation of the Business have been adequately and properly protected consistent with industry best practices; and (iv) the Company has been and is in material compliance with all Company Intellectual Property Contracts pursuant to which it is licensed or otherwise authorized to use any IT Assets.
(g)The operation of the Company IT Assets by or on behalf of the Company, and the use, collection, storage and dissemination of personally identifiable information, customer and user data, and other data and content in connection therewith or otherwise in connection with the Business, have not violated, and do not violate, any applicable Law or any Person’s privacy, publicity or confidentiality rights (collectively, “Privacy Laws”). There is no Claim pending or threatened by or against the Company alleging any violation of any Privacy Laws.
Section 5.15    Contracts.
(a)Material Contracts. Section 5.15(a) of the Company Disclosure Schedule is a true and complete list of all of the following Contracts to which the Company is a party, by which it is bound, or which otherwise pertain to the Business (such Contracts as are required to be listed on Section 5.15(a) of the Company Disclosure Schedule, the “Material Contracts”):
(i)Contracts evidencing or relating to Indebtedness;
(ii)Contracts evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company;
(iii)Contracts with any customers of, or suppliers to, the Company (A) that involved payments to or from the Company in excess of one hundred fifty thousand dollars ($150,000) in the most recent twelve (12) month period (except that individual purchase orders with suppliers are not separately listed) or (B) that the Company reasonably anticipates may involve payments to or from the Company in excess of one hundred fifty thousand dollars ($150,000) in any twelve (12) month period (except that individual purchase orders with suppliers are not separately listed);
(iv)all Contracts (other than customary confidentiality and non-disclosure agreements) with Top Customers and Top Suppliers;
(v)all Real Property Contracts;
(vi)the Company Intellectual Property Contracts other than licenses of Commercial Software;
(vii)all Consultant Agreements, Employee Agreements and any proposed amendments thereto;
(viii)all collective bargaining agreements and other Contracts with unions or similar organizations;
(ix)Contracts evidencing partnerships or joint ventures in which the Company has an interest;
(x)Contracts that obligate the Company with respect to contingent payments of any type;
(xi)Contracts (other than arm’s-length Employee Agreements and Consultant Agreements) by and between the Company and (A) any Affiliate of the Company,

(B) other Persons with whom the Company is not dealing at arm’s-length, (C) Employees or (D) entities controlled by any Employees;
(xii)leases of personal property under which the Company is the lessee and is obligated to make payments in excess of fifty thousand dollars ($50,000) per annum;
(xiii)Contracts that are settlement Contracts of any nature, including any settlement with any Governmental Authority;
(xiv)Contracts with any Governmental Authority;
(xv)Contracts relating to the acquisition or disposition of any Equity Securities, business or product line of any other Person entered into at any time during the last five (5) years;
(xvi)Contracts limiting the freedom of the Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment;
(xvii)Contracts that grant, or agree to grant, any Person a right to “most favored nation” pricing terms or which imposes on the Company any take-or-pay or similar minimum purchase requirements;
(xviii)Contracts (other than customary confidentiality and non-disclosure agreements) with any broker, distributor or sale representative;
(xix)Contracts pursuant to which the Company has agreed to share profits or revenues; and
(xx)any Contracts not otherwise listed above involving payments to or from the Company in excess of one hundred fifty thousand dollars ($150,000) per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to the Company.
(b)Status of Material Contracts. A true and complete copy of each Material Contract (other than the purchase orders described in clause (a)(iii) above) has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable. As to each Material Contract, there does not exist any breach, violation or default on the part of the Company or, to the Knowledge of the Company, any other party to such Material Contract, and there does not exist any Event, or, to the Knowledge of the Company, threatened Event (including the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby), which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company, which breach, violation or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company. No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts. The Company has not received (or given) notice to terminate any Material Contract.
Section 5.16    Compliance with Laws.
(a)The Company is not, and during the last five (5) years has not been, in violation in any material respect of any applicable Law, including the Food, Drug and Safety Laws. To the Knowledge of the Company, no Event has occurred or exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company of, or failure on the part of the Company to comply with, in any material respect, any applicable Law. The Company has all material Licenses and Permits that are required or used for the conduct of the Business in accordance with applicable Law, all of which are set forth on Section 5.16(a) of the Company Disclosure Schedule. To the Knowledge of the Company, all Licenses and Permits are in full force and effect and are being complied with in all material respects, and there is no Litigation pending or, to the Knowledge of the Company, threatened that seeks a material change to or the revocation, cancellation, or termination of, any Licenses and Permits.
(b)Neither the Company nor any Employees, nor, to the Knowledge of the Company, its Representatives or any other Person associated with or acting on behalf of the Company have at any time, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of applicable Law, (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of state-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person connected to a government or acting on behalf of the foregoing (collectively, a “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Law or regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, “Anti-Corruption Laws”), during the last five (5) years. The Company has not received any communication from a Governmental Authority that alleges that the Company, or any of the Employees or Representatives of the Company, or any other Person associated with or acting on behalf of the Company, is or may be in violation of, or has, or may have, any unresolved liability under, any Anti-Corruption Law. All Business Records of the Company relating to periods prior to the Closing accurately and fairly reflect, in reasonable detail and in accordance with applicable accounting and auditing standards, all transactions and dispositions of funds or assets; and there have been no intentionally false or fictitious entries made in such Business Records relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.
(c)Each of the Company and its Employees, and, to the Knowledge of the Company, each of the Representatives and any other Persons associated with or acting on behalf of the Company, is, and has at all times during the last five (5) years been, in compliance in all material respects with all applicable Sanctions and Export Controls and no action has been taken by the Company (including any of its Employees and, to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company) that would be reasonably expected to cause a material violation of Sanctions or Export Controls. None of the Company, nor any Affiliate or Employee of the Company, nor to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company, is a Sanctioned Person, nor has the Company had any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country during the last five (5) years. The Company has obtained all licenses, permits, and authorizations required to comply with Sanctions and Export Controls.
(d)To the Knowledge of the Company, (i) no director, officer or employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company and (ii) no customer of the Company, or any other Person with which the Company does business in the ordinary course, is excluded from participation under any Federal Health Care Program or barred under any of the Food, Drug and Safety Laws.
(e)To the Knowledge of the Company, during the last five (5) years, no Employee or agent of the Company has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke with respect to the Company its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) or any similar policy (except for any statement, omission, act or invocation as would not be material, individually or in the aggregate, to the Company) or (ii) been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar Law.
Section 5.17    Regulatory Matters. During the last five (5) years, the Company has not received written notice that any U.S. or foreign Governmental Authority (including the FDA and DEA) has (a)  commenced any action to withdraw its approval or request the recall of any products made, fabricated or developed (or intended to be made, fabricated or developed) by the Company (including products that the Company, or any third party on its behalf, fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages and/or labels for sale or distribution) or the services rendered (or intended to be rendered) by the Company or any third party on its behalf (the “Products and Services”) or (b) commenced any action to enjoin production, distribution or advertising of the Company’s Products and Services or (c) declined to permit any product made, fabricated or developed by the Company to enter any jurisdiction anywhere in the world, except, in the case of each of clauses (a), (b) and (c), any such action, request or decision as would not be material, individually or in the aggregate, to the Company. During the last five (5) years, the Company has not undertaken any voluntary recall of any product that (x) the Company makes, fabricates, develops or distributes or (y) contains an active pharmaceutical ingredient or drug substance made, fabricated, developed, distributed or handled by the Company where such recall was caused by an act or omission of the Company. During the last five (5) years, the Company has not received any FDA Form 483, warning letter, untitled letter or other similar notification under or in connection with the Food, Drug and Safety Laws in any jurisdiction with respect to the business, properties or Products and Services of the Company, except for any letter or notification as would not be material, individually or in the aggregate, to the Company. The Company has not received any warning letter, written communication or document from any Governmental Authority (or any customer of the Company) relating to any of the Products and Services of the Company that assert lack of compliance by the Company in any material respect with any applicable Law or regulatory requirements of any Governmental Authority, except for any letter or notification as would not be material, individually or in the aggregate, to the Company. During the last five (5) years, the Company has filed all reports and notifications with each relevant Governmental Authority as required by applicable Law in relation to the Products and Services of the Company.
Section 5.18    Environmental Matters.
(a)The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all Licenses and Permits, registrations and other Governmental Consents required by applicable Environmental Laws (“Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits.
(b)There has been no Release or, to the Knowledge of the Company, threatened Release, of Hazardous Materials (x) at, under, about or migrating to or from any Real Property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company (or any predecessor of the Company) or (y) arising from the operations of the Company, in each case, that would (i) require notification to any Governmental Authority, investigation and/or remediation pursuant to any Environmental Law or (ii) be reasonably likely to give rise to material Liabilities pursuant to any Environmental Law.
(c)To the Knowledge of the Company, there is no past or present condition, event, circumstance, fact, activity, practice, incident, action, omission or plan that may (i) interfere with or prevent continued material compliance by the Company with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any material Liability or other obligation under any Environmental Law.
(d)Neither the Company nor, to the Knowledge of the Company, any predecessor of the Company, has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation of any Environmental Law in any material respect, or (ii) in a manner that has given or is reasonably likely to give rise to material Liabilities pursuant to any Environmental Law.

(e)There is no Claim, notice (including any notice that the Company (or any predecessor of the Company) or any Person whose Liability has been retained or assumed contractually by the Company is or may be a potentially responsible Person or otherwise liable in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials), Litigation or Order or other proceeding pending or, to the Knowledge of the Company, threatened that is based on or related to any Environmental Matter relating to the Business.
(f)The Company has made available to Buyer true and complete copies and results of all environmental site assessments (including Phase I or Phase II environmental site assessments) and audits and any other material documents or correspondence possessed or initiated by the Company or Seller pertaining to Environmental Matters and relating to the Company or any of its predecessors or any other Person for whose conduct they are or may be responsible, or any facility currently or formerly owned, leased, or operated by the Company or any of its predecessors.
Section 5.19    Litigation. There is no, and during the last five (5) years there has not been any, Litigation pending or, to the Knowledge of the Company, threatened, involving the Company or its properties or the Business, or that has been settled, dismissed or resolved, in each case that, (a) involves a Claim that, if determined adversely, would, individually or in the aggregate, reasonably be likely to be material to the Company or the Business or (b) would prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby. The Company is not subject to any Order.
Section 5.20    Employee and Labor Matters.
(a)Section 5.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Employees (other than former Employees) as of August 31, 2017 and their positions. As of the date hereof, complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company during 2016 and 2015 as well as dates of employment, and date and amount of last salary increase, of such Employees listed on Section 5.20(a) of the Company Disclosure Schedule has been made available to Buyer.
(b)There is no Claim (other than ordinary claims under Plans), dispute, action, grievance or disciplinary action pending or, to the Knowledge of the Company, threatened, by or between the Company and any Employee.
(c)The Company is not and has not during the last five (5) years been, a party to any collective bargaining agreement or similar labor agreement with a labor union or other employee representative.
(d)No labor strike, organized work stoppage, slowdown, lockout, unfair labor practice charge or similar labor activity or dispute affecting the Company has occurred during the last five (5) years or, to the Knowledge of the Company, is threatened.
(e)There is no current union organization activity or representation question involving Employees.

(f)The Company is in compliance in all material respects with all applicable Laws relating to employment and labor, including Laws relating to wages, hours, overtime, classification of Employees as exempt or non-exempt, collective bargaining, employment discrimination, safety and health, immigration status, workers’ compensation and the collection and payment of withholding and employment Taxes. The Company is not under audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened, with respect to any of its employment or labor practices. The Company does not have any Liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an Employee) paid by the Company (any such Person, a “Contingent Worker”), and no Contingent Worker has been improperly excluded from any Plan. The Company does not have any leased employees within the meaning of Section 414(n) of the Code.
Section 5.21    Employee Benefits.
(a)Section 5.21(a) of the Company Disclosure Schedule lists all Plans, Consultant Agreements and Employee Agreements. No Plan, Consultant Agreement, or Employee Agreement is established or maintained by Seller or the Company outside the jurisdiction of the U.S. or for the benefit of any Employees, Consultants, or other individual service providers of the Company who reside or work outside of the U.S.
(b)With respect to each Plan, the Company has made available to Buyer true and complete copies of, to the extent applicable: (i) the Plan document (or, if such document is not written, a written summary of the material terms) and any amendment, (ii) the summary plan description and summary of any material modification, (iii) the two (2) most recent annual reports (Form 5500 and 990 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, and summary annual reports, (iv) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service, and any pending request for such a letter, (v) all material correspondence and documentation, and all non-routine filings made, with any Governmental Authority, relating to participation under any amnesty, voluntary compliance, self-correction or similar program, (vi) all non-routine, material correspondence with Employees regarding any Plan, (vii) the most recent audited financial statements prepared with respect thereto, to the extent that financial statements are customarily prepared for a plan like the Plan, and (viii) the most recent actuarial or other valuation reports prepared with respect thereto. The Company has made available to Buyer copies of all Employee Agreements and Consultant Agreements and any amendments thereto.
(c)Each Plan, Consultant Agreement and Employee Agreement has been maintained and administered in compliance with its terms and in all material respects with the requirements of applicable Law, including the Code, ERISA and the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”).
(d)Each Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and, along with each related trust intended to be exempt from federal income taxation under Section 501(a) of the Code, has received a currently effective favorable determination letter or, if applicable, opinion letter, from the Internal Revenue Service as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.
(e)All contributions, premiums or benefits that are due from the Company under any Plan have been paid to or in respect of each such Plan (or have been properly accrued and accounted for on the books of the Company in accordance with GAAP, if applicable).
(f)Neither the Company nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Liability under Title IV of ERISA, including any Liability arising under Sections 4062, 4063, 4069 or Subtitle E of Title IV of ERISA (relating to multiemployer plans) nor has Company nor any of its ERISA Affiliates now or at any time within the previous six (6) years contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code. Neither the Company nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(g)Neither the Company nor any Employee has engaged in a “Prohibited Transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, that is not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, and, to the Knowledge of the Company, no such “Prohibited Transaction” has occurred, with respect to any Plan.
(h)No Plan or Employee Agreement provides or has, within the past six (6) years, provided for medical, life insurance, or other welfare benefits to any Employee or Consultant, or any spouse or dependent of any such Employee or Consultant, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state Law).
(i)No Plan is under audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.
(j)There are no pending or, to the Knowledge of the Company, threatened Claims with respect to any Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Plan), other than ordinary course claims for benefits brought by participants or beneficiaries.
(k)Each Plan, each Consultant Agreement and each Employee Agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (and that is not otherwise excluded from Section 409A of the Code or applicable Treasury Regulations) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and applicable Treasury Regulations and guidance thereunder during the respective time periods in which such requirements were applicable. There is no Contract to which the Company is a party or by which it is bound that require the Company or any other Person to compensate any Employee for Taxes paid pursuant to Section 409A of the Code.
(l)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) result in any payment becoming due to any Employee, (ii) increase any benefit under any Plan, Consultant Agreement or Employee Agreement, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefit under any Plan, Consultant Agreement or Employee Agreement or (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Plan, Consultant Agreement or Employee Agreement (or result in any adverse consequences for so doing).
(m)The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time), as of the Closing, constitute an Event under any Plan, Consultant Agreement or Employee Agreement in effect as of the date hereof, or any employee benefit plan, agreement or arrangement that, had it been in effect as of the date hereof, would be a Plan, Consultant Agreement or Employee Agreement (as applicable) that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no Contract to which the Company is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.
(n)Each Plan that is also a “group health plan” for purposes of the Affordable Care Act is in material compliance with the applicable terms of the Affordable Care Act. The Company offers minimum essential health coverage, satisfying affordability and minimum value requirements, to its full time employees sufficient to prevent Liability for assessable payments under Code Sections 4980H. Each Plan that is a “group health plan” under the Affordable Care Act is operated in material compliance with: (i) market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A; (ii) fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420; (iii) information reporting rules as set forth under Code Sections 6051(a)(14), 6055 and 6056; and (iv) standards for electronic transactions and operating rules under Social Security Act Sections 1171 and 1173. The Company has not attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Plan.
Section 5.22    Tax Matters.
(a)For U.S. federal (and applicable state and local) income tax purposes, (i) the Company is, and since January 1, 2009 has been, an entity disregarded as separate from its owner within the meaning of Treasury Regulations § 301.7701-2(c)(2)(i), (ii) from the time of its formation until January 1, 2009, the Company was a partnership within the meaning of Treasury Regulations § 301.7701-2(c)(1), and (iii) no election has been made, pursuant to Treasury Regulations § 301.7701-3 or otherwise, to treat the Company as an association taxable as a corporation.

(b)All Tax Returns required to be filed by the Company or with respect to any of the Company’s assets or activities have been duly and timely filed. All such filed Tax Returns are true and correct in all material respects, and all Taxes required to be paid by the Company (whether or not reflected on such Tax Returns) have been paid in full.
(c)None of the properties or assets of the Company is or at the Closing Date will be encumbered by any Liens (other than Permitted Liens) and there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of the Company in respect of any Taxes (other than Permitted Liens).
(d)There is no Claim, Litigation, assessment, audit or similar event pending or threatened with respect to any Tax or Tax Return relating to the Company or any of the Company’s assets or activities.
(e)No issue has been raised by any Taxing Authority in connection with an audit or examination of any Tax Return that, if raised with regard to any other Tax Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Tax Return. No Taxing Authority in a jurisdiction where the Company does not file Tax Returns has made a Claim, assertion or threat that the Company is or may be subject to taxation in such jurisdiction.
(f)The reserves for Taxes reflected in the Most Recent Unaudited Financial Statements are adequate for the payment of all material Taxes of the Company due or to become due in respect of all periods through the date of the Most Recent Unaudited Financial Statements.
(g)All material Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority, including any such Taxes required to be collected or withheld with respect to any Employee, independent contractor, creditor, stockholder or other party. The Company has not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations period has not run. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(h)The Company has not participated in any “listed transaction” or similar transaction within the meaning of Treasury Regulations § 1.6011-4(b)(2).
(i)The Company has no Liability for the Taxes of any Person other than the Company under Treasury Regulations § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.
(j)The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a taxable period ending on or prior to or including the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation § 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or excess loss account described in Treasury Regulation § 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in existence prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) made on or before the Closing Date; (vii) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; or (viii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.
(k)As to each Tax Incentive Agreement (all of which are listed in Section 5.22(k) of the Company Disclosure Schedule), (i) the Company has performed, complied with and fulfilled all obligations and requirements thereunder (including any requirement relating to employment, wages or maintenance of operations) required to be performed, complied with or fulfilled prior to the Closing Date and (ii) there does not exist any breach, violation or default on the part of the Company or, to the Knowledge of the Company, any other party to such Tax Incentive Agreement, and, to the Knowledge of the Company, there does not exist any Event (including the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby), which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company or otherwise result in a reduction or cancellation by a Governmental Authority of any tax credit, tax abatement, expense reimbursement or other public aid under a Tax Incentive Agreement.
Section 5.23    Insurance. The Company is provided general liability, product liability, property, casualty, motor vehicle, workers’ compensation, and other types of insurance by Seller in the amounts described in Section 5.23 of the Company Disclosure Schedule, which insurance is in full force and effect. Seller has not received any written notice of cancellation or non-renewal of, any of its insurance policies. The Company has timely filed all Claims for which it is seeking payment or other coverage under any of Seller’s insurance policies. As of the date of the Agreement, the Company has not made any Claim against an insurance policy as to which the insurer is denying coverage or defending the Claim under a reservation of rights. There is no Claim that, individually or in the aggregate with other Claims, would reasonably be expected to materially impair any current or historical limits of insurance available to the Company. To the Knowledge of the Company, no Event has occurred which would reasonably be expected to give rise to any Claim under the Company’s insurance policies.
Section 5.24    Bank Accounts; Powers of Attorney. Section 5.24 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or Seller.

Section 5.25    Customers and Suppliers.
(a)Section 5.25(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined by dollar volume of sales, for each of the twelve (12) months ended December 31, 2015 and December 31, 2016, and for the period commencing on January 1, 2017 and ending on August 31, 2017 (collectively, the “Top Customers”).
(b)Section 5.25(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined by dollar volume of purchases, for each of the twelve (12) months ended December 31, 2015 and December 31, 2016, and for the period commencing on January 1, 2017 and ending on August 31, 2017 (collectively, the “Top Suppliers”).
(c)During the last twelve (12) months, there has been no termination, cancellation or threatened in writing termination or cancellation of or limitation of, or any material modification or change in the business relationship between the Company and any of the Top Customers or Top Suppliers, as applicable. There is no outstanding material dispute with any Top Customer or Top Supplier. To the Knowledge of the Company, (i) no Top Customer or Top Supplier, prior to or as a result of the Closing or otherwise, has threatened to cease to contract with the Company or (ii) has threatened to substantially reduce its business or otherwise materially change the terms of its relationship with the Company.
Section 5.26    No Brokers. None of the Company, or any of the Company’s Employees or Representatives, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 5.27    Product Warranties; Product Liabilities.
(a)Each Product and Service has been in compliance in all material respects with any applicable Law, applicable government, trade association and other mandatory requirements and specifications, contractual commitments, guarantees, express and, to the extent not specifically disclaimed, implied, warranties, and the Company has no material Liability or material obligations for damages in connection therewith.
(b)There is no material Claim pending or, to the Knowledge of the Company, threatened in connection with any product liability arising in connection with the Products and Services, and no Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation or requested the recall of any Products and Services, or commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation to enjoin the manufacture, fabrication or development of any of the Products and Services.
Section 5.28    Accounts Receivable. All accounts receivable reflected on the Most Recent Unaudited Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to any reserves adequately reflected in the Most Recent Unaudited Financial Statements. Since the date of the Most Recent Unaudited Financial Statements, the Company has not received written notice from any obligor of any account receivable that such obligor is refusing to pay or contesting payment.
Section 5.29    Limitation of Seller’s Warranties. Buyer acknowledges that, except as expressly provided in this Agreement, any Ancillary Document or any certificate delivered by or on behalf of Seller or the Company hereunder, no representation or warranty has been made regarding the Business, the Company or its assets, whether written or oral, or materials provided or made available by Seller or any of its Representatives, including (i) any other information, documents or material made available to it or its Representatives in connection with this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, or (ii) any financial estimate, forecast, projection or other prediction delivered to it.
Section 5.30    No Implied Representation. Seller and its Representatives and Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Document or any certificate delivered by or on behalf of Seller or the Company hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of the Business, the Company or its assets that have been or shall hereafter be provided by or on behalf of Seller or the Company to Buyer or any of its Affiliates or its or their respective Representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of Seller, the Company, or any of their respective Affiliates or Representatives, except to the extent expressly provided in this Agreement, any Ancillary Document or any certificate delivered by or on behalf of Seller or the Company hereunder.
ARTICLE VI.
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 6.1    Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
Section 6.2    Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder.
Section 6.3    Enforceability. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.

Section 6.4    No Violation. The execution and the delivery by Buyer of this Agreement and the Ancillary Documents, the performance by Buyer of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Buyer and compliance with the terms of this Agreement and the Ancillary Documents do not and will not conflict with or violate (a) any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer or (b) any Law applicable to Buyer or by which its respective properties is bound or affected, in any material respect, except, in the case of clause (b), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement or the Ancillary Documents.
Section 6.5    Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent or materially delay the ability of Buyer from carrying out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Buyer is not subject to any Order that would reasonably be expected to materially affect the ability of Buyer to carry out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 6.6    Governmental Authorizations and Consents. Other than as may be required under the Competition Laws of the United States and Germany, no Governmental Consent is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit Buyer to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay Buyer from performing its obligations hereunder or thereunder.
Section 6.7    Financial Capacity. Assuming (a) that the parties to the Debt Commitment Letter (other than Buyer) perform their obligations in accordance with the terms thereof and (b) satisfaction of the conditions precedent to Buyer’s obligations hereunder, Buyer shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. Buyer has provided to the Company a true and complete copy of the fully executed commitment letter, dated as of September 18, 2017, between the Financing Sources party thereto and Buyer (and including any lenders who become party thereto by joinder in accordance with the terms of such debt commitment letter, together with all exhibits, schedules, annexes and, to the extent otherwise in accordance with the terms hereof, supplements and amendments thereto, the “Debt Commitment Letter”), pursuant to which the Financing Sources party thereto agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (together with any Alternate Financing) for the purpose of funding the transactions contemplated by this Agreement. The Debt Commitment Letter has not been amended or modified in a manner that could affect the satisfaction of the conditions set forth in Section 8.4 hereof, and as of the date of this Agreement the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to Buyer’s knowledge, each of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights (including fraudulent conveyance laws) and by general equity principles, as applicable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter (including satisfaction of the Marketing Period and changes effected pursuant to the “market flex” provisions in the associated fee letter). Assuming the satisfaction of the conditions precedent to Buyer’s obligations hereunder, Buyer has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing, or that the Financing will not be made available to Buyer on the Closing Date.
ARTICLE VII.
Covenants
Section 7.1    Conduct of the Company.
(a)During the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with its terms, and the Closing Date, except as (i)  otherwise expressly contemplated by this Agreement, (ii) otherwise consented to by Buyer, in writing or (iii) set forth in Section 7.1 of the Company Disclosure Schedule, Seller shall cause the Company to, and the Company shall (w) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice, (x) use reasonable best efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (y) use reasonable best efforts to preserve the goodwill and ongoing operations of the Business.
(b)Without limiting the generality of the foregoing, during the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with its terms, and the Closing Date, except as (i) otherwise expressly contemplated by this Agreement or (ii) Buyer shall otherwise expressly consent to in writing, Seller shall cause the Company not to, and the Company shall not:
(i)declare, accrue, set aside or pay any non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Securities, and shall not repurchase, redeem or otherwise reacquire any such Equity Securities;
(ii)sell, issue, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (x) Equity Securities of the Company, (y) option or right to acquire any Equity Securities of the Company, or (z) instrument convertible into or exchangeable for any Equity Securities of the Company;
(iii)modify or amend any of the organizational documents of the Company;
(iv)amend, renew, terminate or waive any Material Contract or any provision thereof, other than any amendment, renewal, termination or waiver in the ordinary course of business consistent with past practice;

(v)enter into any new Contract that would have been a Material Contract if it had existed on the date hereof, except Contracts entered into in the ordinary course of business consistent with past practice;
(vi)enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services or the Person or class of Persons it may solicit for employment (it being agreed and understood that the Company shall not be prohibited from entering into any Contract that purports to limit, curtail or restrict the Person or class of Persons that the Company may solicit for employment to the extent that Buyer has expressly provided its written consent for the Company to enter into such Contract pursuant to any other sub-clause of this Section 7.1(b) or such Contract is otherwise permitted pursuant to any other sub-clause of this Section 7.1(b));
(vii)acquire (x) by merging or consolidating with, or by purchasing Equity Securities in or a substantial portion of the assets of, or in any other manner, any Person or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory or equipment required for the Company to perform its obligations pursuant to customer Contracts in the ordinary course of business consistent with past practice;
(viii)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;
(ix)divest, sell, transfer, lease, license, pledge or otherwise dispose of, or permit a Lien on any asset of the Company, other than the sales of products or services or disposition of obsolete or worn-out equipment in the ordinary course of business consistent with past practice;
(x)disclose any trade secret or Confidential Information to any Person other than to Employees (but only current Employees) that are subject to confidentiality or non-disclosure covenants protecting against further disclosure, or sell, encumber, abandon or allow to lapse any Intellectual Property;
(xi)change its fiscal year or its accounting policies or procedures except to the extent required to conform with GAAP;
(xii)settle or compromise any pending or threatened Litigation in excess of seventy-five thousand dollars ($75,000);
(xiii)subject to Section 7.1(b)(xiv), make any unplanned capital expenditure with respect to the Company in excess of two hundred fifty thousand dollars ($250,000) in the aggregate;

(xiv)fail to make any of the capital expenditures in connection with the expansion of the Company’s drug product capabilities, as reflected in Section 7.1(b)(xiv) of the Company Disclosure Schedule;
(xv)waive any right of the Company under the confidentiality provisions of any Contract entered into with respect to the Business;
(xvi)(A) terminate or amend any Plan, Consultant Agreement or Employee Agreement, (B) enter into or adopt any employee benefit plan, agreement or arrangement that would have been a Plan, Consultant Agreement with expected annual payments in excess of two hundred thousand dollars ($200,000) or Employee Agreement if it had existed on the date hereof, (C) enter into or adopt any employment or severance agreement that would have been an Employee Agreement if it had existed on the date hereof, and (D) become party to, establish, adopt, amend, enter, withdraw from, or terminate any collective bargaining, labor, works counsel, or similar agreement or arrangement, in each case, except to the extent required by Law or as expressly contemplated by this Agreement;
(xvii)hire any new officer or employee (provided that the Company may (A) hire up to twenty five (25) individuals to fill newly created positions within the Company, each with annual total compensation of less than one hundred twenty-five thousand dollars ($125,000) and (B) modify the position or title of any existing officer or employee) or terminate the services of any existing officer or employee other than for cause;
(xviii)increase the rate of annual or other compensation, commission opportunities, bonus opportunities, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee, Consultant, or other individual service provider, except (A) in connection with across-the-board promotions or periodic reviews of employees (but not directors or officers) with an annual base compensation less than fifty thousand dollars ($50,000) in the ordinary course of business consistent with past practice, (B) to the extent required by Law or the terms of any Plan, Consultant Agreement or Employee Agreement or as otherwise disclosed in Section 5.21(a) of the Company Disclosure Schedule, (C) to new employees hired or engaged after the date of this Agreement as permitted pursuant to the hiring plan referenced in clause (xvii) of this Section 7.1(b), and (D) the discretionary bonuses set forth on Section 7.1(b)(xviii) of the Company Disclosure Schedule, subject to the limitations set forth therein;
(xix)increase, fund, grant, accelerate the vesting of, or enhance any rights, benefits or payments, fund benefits or make any material determinations under any Plan (including taking any of the foregoing actions in respect of payments);
(xx)loan or advance any money or any other property to any Employee, Consultant, or other individual service provider;
(xxi)terminate Employees in such numbers as would trigger any Liability under the WARN Act;

(xxii)file or cause to be filed any Tax Return with respect to the Company, amend any Tax Return, enter into any closing agreement, make, change or revoke any Tax election, adopt or change any Tax method of accounting, change its Tax year, settle or compromise any Tax audit, Litigation, other proceeding or assessment, surrender any right to claim a refund of Taxes, agree to extend or waive the statute of limitations in respect of any Taxes or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or fail to perform, comply with or fulfill any obligation or requirement under any Tax Incentive Agreement (including any requirement relating to employment, wages or maintenance of operations);
(xxiii)abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, Company IT Asset or Company Intellectual Property Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property, Company IT Assets and Company Intellectual Property Contracts;
(xxiv)grant to any Person any license with respect to any Company Intellectual Property or Company IT Asset, except non-exclusive licenses granted in connection with the sale or license of Company products in the ordinary course of business consistent with past practice; or enter into any covenant not to sue with respect to any Company Intellectual Property or Company IT Asset;
(xxv)jointly develop, create or invent any Intellectual Property with any Person;
(xxvi)fail to invoice any customer or fail to pursue collection of any accounts receivable from any customer, or accelerate the collection of, discount or forgive any accounts receivable from any customer, delay the payment of accounts payable or defer expenses or, except in the ordinary course of business consistent with past practice, reduce inventories or otherwise increase Company Cash; or
(xxvii) authorize, agree, resolve or consent to any of the foregoing.
Section 7.2    Certain Tax Matters.
(a)(i)    Seller shall prepare or cause to be prepared, and timely file or caused be timely filed, all Pre-Closing Tax Period Tax Returns of the Company required to be filed prior to the Closing Date, and shall timely pay all Taxes reflected as due with respect to such Tax Returns.
(ii)Seller shall prepare or cause to be prepared, at Seller's expense, all Pre-Closing Tax Period Tax Returns of the Company required to be filed on or after the Closing Date (each such Tax Return, a “Pre-Closing Return”). Seller shall provide each Pre-Closing Return, (except for Pre-Closing Returns relating to Indiana sales tax and payroll tax returns prepared and filed by third parties), to Buyer for review and comment no later than twenty (20) days before the due date of such Pre-Closing Return, and Seller shall consider in good faith any written comments to such Pre-Closing Returns received from Buyer; provided, however, if Seller shall fail to provide any such Tax Return to Buyer as set forth in this Section 7.2(a)(ii), Buyer may prepare and file such Tax Return at Seller’s expense. If Seller and Buyer are unable to resolve any dispute regarding any Pre-Closing Return ten (10) days after Seller submits such Tax Return to Buyer in accordance with this Section 7.2(a)(ii), the dispute shall be resolved by the Accounting Arbitrator in accordance with Section 3.3(c); provided, however, that if such dispute remains unresolved by the due date of such Pre-Closing Return, the Buyer may file such Pre-Closing Return reflecting the Buyer's position and shall file an amendment to such Tax Return if the Accounting Arbitrator subsequently determines that such amendment is required. Buyer shall timely file all such Pre-Closing Returns as finally prepared pursuant to this Section 7.2(a)(ii). Seller shall pay to Buyer an amount equal to all Taxes of the Company reflected on any such Pre-Closing Return in excess of the accrual for such Taxes included in the Closing Date Working Capital as determined under Section 3.4 at least five (5) Business Days before the date on which Buyer or the Company is required to pay such Taxes.
(iii)Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that relate to any Straddle Period and shall pay or cause to be paid the Taxes reflected as due on such Tax Returns. Seller shall pay to Buyer, no later than five (5) Business Days before such Taxes are due, the Pre-Closing Date Share of any such Taxes in excess of the accrual for such Taxes included in the Closing Date Working Capital as determined under Section 3.4. Buyer shall provide each such material Tax Return to Seller for review and comment no later than twenty (20) before the due date of such Tax Return, and Buyer shall consider in good faith any written comments to such Tax Return received from Seller.
(b)Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.2, (ii) any other Tax Returns required to be filed in connection with the transactions contemplated hereby (including required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of Business Records and information reasonably relevant to any such Tax Return or Tax Contest and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall (A) retain all Business Records with respect to Tax matters pertinent to the Company and the Company’s assets or activities, as applicable, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such Business Records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such Business Records. The Company and Seller acknowledge that no provision of this Agreement requires Buyer to provide any party any right to access or review any Tax Return or Tax work papers of Buyer or any Affiliate thereof (other than the Company).

(c)Asset Allocation.
(i)Within ninety (90) days after the Closing Date, Buyer shall prepare an allocation (the “Asset Allocation”) of the Closing Consideration Amount (and all other amounts treated as consideration for the purchase of the assets of the Company for U.S. federal income Tax purposes) among the assets of the Company, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax Law, and shall deliver the Asset Allocation to Seller. Seller shall have twenty (20) days to provide comments in writing to Buyer, which Buyer shall consider in good faith. Buyer and Seller shall negotiate in good faith to finalize the Asset Allocation (unless Seller does not provide any comment within such twenty-day period, in which case Buyer’s determination of the Asset Allocation shall be deemed final).  If the parties agree to such Asset Allocation, or it shall be deemed final pursuant to the prior sentence, then Buyer, the Company, and Seller shall, unless required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, (A) file all Tax Returns (including IRS Form 8594) consistent with the Asset Allocation, (B) not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, and (C) cooperate in case of a challenge by a Taxing Authority to the Asset Allocation; otherwise, the parties shall have no further obligation under this Section 7.2(c), and each party shall make its own determination in good faith of such allocation for financial and tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other party.
(ii)Buyer shall promptly revise the Asset Allocation to reflect (A) adjustments to the Closing Consideration Amount pursuant to this Agreement (including pursuant to Section 3.4), and (B) any payments of the Adjustment Escrow Amount or the Subsequent Payment Amount.
(d)Seller shall be responsible for and shall pay any and all Transfer Taxes. Seller shall timely prepare all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for such Tax Returns for Buyer’s review and comment. Seller shall timely file, or cause to be timely filed, all such Tax Returns, and Buyer shall reasonably cooperate with Seller as may be necessary to effectuate such filings, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(e)All Tax sharing, indemnification or allocation agreements or similar Contracts with respect to or involving the Company shall be terminated no later than the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder. The Company and Seller shall take all actions necessary to terminate such Contracts prior to Closing.
(f)Following the Closing, if Buyer receives a notice of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, Buyer shall notify Seller within ten (10) days, and Seller shall control, at Seller’s expense, such Tax Contest, to the extent relating to any Pre-Closing Tax Period. Seller shall (i) keep Buyer reasonably informed with respect to such Tax Contest, (ii) consider in good faith Buyer’s comments to Seller regarding the conduct of or positions taken in such Tax Contest, and (iii) with respect to any such Tax Contest that will result in an adverse effect to Buyer or any of its Affiliates, not enter into any settlement or compromise of such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed, or withheld
(g)Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall make all Tax payments, including all estimated Tax payments that would be made in the ordinary course of business or be required by Law.
(h)Seller shall not make, or permit any of its Affiliates (including the Company) to make, any election under Treasury Regulations § 301.7701-3 (or any analogous or similar state or local Law or regulation), as a result of which the Company would not be treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations § 301.7701-2(c)(2)(i) (or any analogous or similar state or local Law or regulation).
(i)Notwithstanding anything herein to the contrary, Buyer, the Company and the Escrow Agent may, upon prior written notice, deduct and withhold any required Taxes from any payment to be made pursuant to this Agreement. To the extent that any such amount is so withheld, such withheld amount shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.
(j)On the Closing Date, Seller shall deliver to Buyer an affidavit of non-foreign status certified by Seller under penalties of perjury and dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and meeting the requirements of Treasury Regulations § 1.1445-2(b)(2).
(k)Following the Closing, Buyer shall indemnify, defend and hold Seller harmless from any and all Losses, including, but not limited to, any refunds, repayments or clawbacks of previously received incentive payments or other amounts that any Seller Indemnitee may incur solely as a result of the Company’s failure to perform, comply with and fulfill all obligations and requirements of the Company under any Tax Incentive Agreement (including requirements relating to employment, wages or maintenance of operations) required to be performed, complied with or fulfilled after the Closing in order to maintain the incentives provided therein.
Section 7.3    Access to Information Prior to the Closing. During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall, and Seller shall cause the Company to, give (a) Buyer and its authorized Representatives and (b) the Financing Sources and their authorized Representatives, in each case, reasonable access during regular business hours to all offices, Real Property, and Business Records of the Company as Buyer or any of the Financing Sources may reasonably request. With respect to any such access or visit, (i) Buyer and its Representatives, and Financing Sources and their authorized Representatives, shall in each case take such action as is deemed necessary in the reasonable judgment of the Company and Seller to schedule such access or visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and (ii) the Company shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege or to disclose information that is deemed in the reasonable judgment of the Company to be of a highly competitive and sensitive nature; provided, however, that with respect to any information that the Company deems privileged or highly competitive and sensitive in the case of clause (ii), Seller and Buyer shall use reasonable best efforts to take, or cause to be taken, all such alternative actions or things necessary, proper or advisable to make such information available.
Section 7.4    Confidentiality.
(a)The Confidentiality Agreement is terminated as of the date hereof and is of no further force or effect.
(b)During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Buyer shall, and shall cause its controlled Representatives to keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever; provided, however, that Buyer may (i) make any disclosure of the Confidential Information to which Seller gives its prior written consent, (ii) disclose any of such information to its respective controlled Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Buyer will be responsible for any violation of the provisions of this Section 7.4(b) by any of its controlled Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of Buyer or its controlled Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Buyer or any of its controlled Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Seller with prompt written notice of any such requirement so that Seller may seek (at its cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by Seller is not obtained or granted, and Buyer or its controlled Representatives are nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Buyer or its controlled Representatives may disclose to, or as required by, the applicable Governmental Authority, only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided that Buyer and its controlled Representatives exercise reasonable best efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
(c)Following the Closing for a period of five (5) years, Seller shall, and shall cause its Representatives to, (i) keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever, and (ii) not use the Confidential Information directly or indirectly in any way detrimental to the Company or its Affiliates; provided, however, that Seller may (A) make any disclosure of the Confidential Information to which Buyer gives its prior written consent, (B) disclose any of such information to its Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Seller will be responsible for any violation of the provisions of this Section 7.4(c) by any of its Representatives), and (C) disclose that information which, on the advice of its counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of Seller or its Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Seller or its Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Buyer with prompt written notice of any such requirement so that Buyer and the Company may seek (at their cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that in the event that such protective order or other appropriate remedy or waiver by Buyer is not obtained or granted, and Seller or any of its Representatives is nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Seller or its applicable Representative (x) may disclose to, or as required by, the applicable Governmental Authority only that portion of the Confidential Information which such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); and (y) shall exercise reasonable best efforts (at its cost and expense) to preserve the confidentiality of any such disclosed Confidential Information, including by reasonably cooperating with Buyer and the Company to obtain (at their cost and expense) an appropriate confidentiality order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
Section 7.5    Public Announcements. The initial press releases regarding this Agreement shall be made at such times and in such forms as Buyer and Seller agree. Notwithstanding the foregoing, either of Buyer or Seller shall be permitted to make any disclosure that may be required by Law or the rules or regulations of any exchange to which it is subject; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use reasonable best efforts to consult in good faith with the other party before doing so. Following the initial press releases, none of Buyer, the Company or Seller or any of its or their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 7.5 without the prior written consent of Buyer and Seller, except as (a) may be required by Law or the rules or regulations of any securities exchange to which it is subject or (b) consistent with any previous internal or external public disclosures regarding this Agreement and the transactions contemplated hereby (including pursuant to any communications plan agreed to between Buyer and Seller prior to such disclosure); provided that, in respect of clause (a), the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use reasonable best efforts to consult in good faith with the other party before doing so.

Section 7.6    Releases.
(a)Effective as of the Closing, Seller, on behalf of itself and its Affiliates and each of its and their respective beneficiaries, co-trustees, successor trustees, officers, directors, managers, employees, agents, successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits, and forever discharges the Company and all of its successors and assigns, together with all its present and former directors, officers, employees, agents and Representatives (the “Company Released Parties”), from any and all Claims, that such Seller Releasing Party ever had, has or may have against any of the Company Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Company Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations or Claims arising under or in connection with this Agreement or the Ancillary Documents. Seller, on behalf of itself and the other Seller Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of itself and the other Seller Releasing Parties, of unknown Claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.  Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that each Company Released Party will be relying on the waiver and release provided in this Section 7.6 in connection with entering into this Agreement and that this Section 7.6(a) is intended for the benefit of, and to grant third-party beneficiary rights to each Company Released Party to enforce this Section 7.6(a).
(b)Effective as of the Closing, the Company, on behalf of itself and its Affiliates and each of its and their respective beneficiaries, co-trustees, successor trustees, officers, directors, managers, employees, agents, successors and assigns (the “Company Releasing Parties”), hereby releases, acquits, and forever discharges Seller and all of Seller’s respective successors and assigns, together with all its present and former directors, officers, employees, agents and Representatives (the “Seller Released Parties”), from any and all Claims, that such Company Releasing Party ever had, has or may have against any of the Seller Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Seller Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations or Claims arising under or in connection with this Agreement or the Ancillary Documents. The Company, on behalf of itself and the other Company Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of itself and the other Company Releasing Parties, of unknown Claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.  The Company, on behalf of itself and the other Company Releasing Parties, acknowledges that each Seller Released Party will be relying on the waiver and release provided in this Section 7.6 in connection with entering into this Agreement and that this Section 7.6(b) is intended for the benefit of, and to grant third-party beneficiary rights to each Seller Released Party to enforce this Section 7.6(b).
Section 7.7    Employee Matters.
(a)For a period of one (1) year following the Closing Date (or, if earlier, until the date of termination of the relevant employee), Buyer shall, or shall cause the Company to,

provide to each individual who, immediately prior to the Closing, is an employee of the Company and who continues in such capacity immediately following the Closing (each, a “Continuing Employee”): (i) a total compensation opportunity (including base salary or hourly wage rate, deferred compensation and, to the extent applicable, cash incentive opportunity and/or long-term incentive opportunity (including equity incentive awards)) that is substantially comparable in the aggregate to the total compensation opportunity (including base salary or hourly wage rate, deferred compensation and, to the extent applicable, cash incentive opportunity and/or long-term incentive opportunity), provided by the Company to the Continuing Employee immediately prior to the Closing, (ii) medical and prescription drug plan benefits that are at least substantially comparable, in the aggregate, to those provided to the Continuing Employees by Seller or the Company immediately prior to the Closing and (iii) all other employee benefits that are at least substantially comparable, in the aggregate, to those provided to similarly situated employees of Buyer (or a Subsidiary); provided that, if the parties mutually agree in writing, in their respective sole discretions, to extend the right of participation by such Continuing Employee in any coverage available for such Continuing Employees under one or more Plans of Seller immediately prior to Closing for a specified period following the Closing (the “Coverage Transition Period”), continued participation by such Continuing Employee in the coverage under such Plan shall satisfy this clause (iii) for the Coverage Transition Period; and provided, further, that after Closing, Buyer shall have no obligation to pay premiums under any universal life policies owned by Employees. Buyer (or a Subsidiary thereof) shall provide each Continuing Employee with credit for all periods of service with Seller, the Company or any of their respective ERISA Affiliates under each Buyer Plan in which such Continuing Employee is eligible to participate, except (x) for any plan subject to Title IV of ERISA, any frozen or grandfathered Plan, or any plan, program or policy providing retiree health or life benefits, and (y) to the extent that such credit would result in a duplication of benefits with respect to the same period of service.
(b)With respect to all Continuing Employees, Buyer shall, subject to Seller providing Buyer with accurate and timely data, to the extent permitted by ERISA: (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees under any new or revised welfare benefit Plan maintained by Buyer, the Company or any of their respective Affiliates (each such Plan, a “Buyer Plan”) in which such Continuing Employee is otherwise eligible to participate, except to the extent that such conditions, exclusions or waiting periods would apply under the Continuing Employee’s then-existing coverage immediately prior to Closing, and (ii) provide or cause to be provided each Continuing Employee with credit for any co-payments, coinsurance and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket maximum requirements under any Buyer Plan in which such Continuing Employee is eligible to participate, except to the extent that the receipt of such credit would result in a duplication of benefits with respect to the same period of service. Effective no later than 11:59:59 p.m. on the day of Closing, Seller shall amend each of its welfare benefit Plans as applicable to provide that the Company shall no longer be a participating employer. Seller shall provide COBRA Continuation Coverage under Code Section 4980B to all M&A Qualified Beneficiaries, as defined in Treas. Reg. Section 54.5980B-9, Q&A 4, under Seller’s plans. The Company or Seller shall pay all welfare benefit claims incurred by Employees prior to 11:59:59 p.m. on the day of Closing, and Buyer shall pay all welfare benefit claims incurred by Continuing Employees at or after 11:59:59 p.m. on the day of Closing. Company or Seller shall prepare, distribute and file IRS Forms 1094 and 1095 required under the Affordable Care Act to report medical coverage offered and provided to Company employees, spouses and dependents during 2017, and Buyer shall prepare, distribute and file IRS Forms 1094 and 1095 required under the Affordable Care Act to report medical coverage offered and provided to Company employees, spouses and dependents during 2018 and later. Effective as of and contingent upon Closing, Buyer shall establish a health flexible spending account plan and amend Buyer’s existing flexible benefit plan (“Flexible Benefit Plan”), as appropriate, to provide: (i) general purpose and limited purpose health flexible spending accounts to Continuing Employees, effective as of January 1, 2017; (ii) that Continuing Employees who elected to participate in Seller’s health or dependent care flexible spending accounts during 2017 under Seller’s existing cafeteria plan (“Cafeteria Plan”) shall become participants in Buyer’s health flexible spending account plan and/or Flexible Benefit Plan, as appropriate, as of January 1, 2017 at the level of coverage provided in Seller’s Cafeteria Plan, and (iii) for reimbursement of health care and/or dependent care expenses, as appropriate, incurred by Continuing Employees at any time during 2017, up to the amount of the Continuing Employees’ 2017 salary reduction election, reduced by amounts reimbursed prior to Closing by the Cafeteria Plan. Seller or the Company, as applicable, shall take all actions necessary to provide that no health care or dependent care claims will be processed by Seller’s Cafeteria Plan during the ten (10) day period immediately prior to the Closing Date, and five (5) days prior to Closing Seller shall reconcile underspent and overspent flexible spending accounts of Continuing Employees in its Cafeteria Plan and transfer to Buyer the net amount, along with a breakdown by Employee of the reconciliation. Amounts forfeited by Continuing Employees in Buyer’s flexible spending account plan and/or Flexible Benefit Plan, as appropriate, at the end of the 2017 plan year shall be assets of Buyer.
(c)Seller and the Company shall, prior to the Closing Date, take such corporate action as necessary to cause the Seller 401(k) Plan to be amended such that the Company shall no longer be a participating employer in the Seller 401(k) Plan, and the Continuing Employees will no longer be eligible to participate in, make or receive contributions in (and make deferrals under) the Seller 401(k) Plan as of the Closing Date (although, to the extent permitted under the Seller 401(k) Plan, such Continuing Employees may maintain their vested accounts under the Seller 401(k) Plan, make plan loan repayments thereunder, direct the investment of their accounts and maintain such other rights and privileges as are available thereunder), subject to the consummation of the transactions contemplated by this Agreement, and provided that, prior to the Closing Date and subject to the consummation of the transactions contemplated by this Agreement, Buyer shall take, or cause to be taken, all corporate action as is necessary, including amendments to the Buyer 401(k) Plan, to permit the Continuing Employees to be eligible to make salary deferral contributions and otherwise participate in the Buyer 401(k) Plan as soon as practicable following the Closing Date, and to roll any eligible rollover distributions of pre-tax contributions (but excluding loans) over into a 401(k) plan maintained by Buyer or any of its Affiliates (the “Buyer 401(k) Plan”) following the Closing Date. Seller shall continue to sponsor the Seller 401(k) Plan after Closing, and there shall be no transfer of assets or liabilities from Seller 401(k) Plan to Buyer 401(k) Plan, except for elective rollovers by individuals of eligible rollover distributions.
(d)Seller and the Company shall, prior to the Closing Date, take such corporate action as necessary to cause Seller and the Company to vest all benefits for Employees who participate in Seller’s non-qualified deferred compensation plan (as set forth on Section 5.21(a) of the Company Disclosure Schedule) (“Non-Qualified Plan”) and to cause the Non-Qualified Plan to be amended such that the Company shall no longer be a participating employer, and the participating Employees will no longer be eligible to participate in the Non-Qualified Plan as of the Closing Date, subject to the consummation of the transactions contemplated by this Agreement. After the Closing Date, Seller and Buyer shall cooperate to provide that the benefits owed to each Employee who participates in the Non-Qualified Plan be paid to such Employees from the Rabbi Trust pursuant to the terms set forth in the Non-Qualified Plan and the Rabbi Trust shall be terminated once all payments are made to the participating Employees.
(e)As soon as administratively practicable following the Closing, the Company shall pay out to each Continuing Employee all accrued but unused vacation or other paid time off accrued by the Continuing Employee from calendar years ended prior to the Closing Date that cannot be used by the Employee under Seller's policies with respect to vacation and other paid time off during the calendar year in which the Closing Date occurs. In addition, each Continuing Employee shall be eligible to use his or her Permitted Rollover PTO following the Closing in accordance with Buyer’s policies relating to vacation and other paid time off; provided that each Continuing Employee who has not used all of his or her Permitted Rollover PTO as of December 31, 2017 shall be permitted to roll over the portion of the Permitted Rollover PTO that is unused as of December 31, 2017 and be eligible to use such vacation or other paid time off in calendar year 2018 in accordance with Buyer’s policies relating to vacation and other paid time off. For the avoidance of doubt, the Continuing Employee shall not be permitted to roll over any of his or her Permitted Rollover PTO that is unused as of December 31, 2018 and shall receive no consideration with respect to such unused Permitted Rollover PTO.
(f)Without limiting the generality of this Section 7.7, nothing contained in this Section 7.7, express or implied, is intended to confer upon any individual (including Employees, retirees, or dependents or beneficiaries of Employees or retirees) any right as a third-party beneficiary of this Agreement and nothing herein shall be construed as an amendment to any Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing in this Agreement shall obligate any of the parties or any of their respective Affiliates to (i) maintain any particular Plan, or (ii) retain the employment or services or any Employee, Consultant, or other service provider, or any other Person.
Section 7.8    Affiliate Arrangements. Except for the activities contemplated and intended to be continued following the Closing through either the IVF Media Supply Agreement or the Transition Services Agreement, on or prior to the Closing, the Company shall terminate all Affiliate Arrangements in a manner and on such terms that shall not subject the Company, Buyer or their respective Affiliates to any ongoing obligations or require the Company to make any termination or indemnity or other payments on or after the Closing Date.
Section 7.9    Reasonable Best Efforts.
(a)Subject to the terms and conditions set forth herein and to applicable Law, each of the parties shall cooperate and use its respective reasonable best efforts to take, or cause to be taken, such appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including obtaining all necessary consents, registrations, notices, applications and filings as required by any Governmental Authority or applicable Law or as required by any Contract, lease or agreement, including those disclosed in Section 5.4 and Section 5.5 of the Company Disclosure Schedule.
(b)As soon as reasonably practicable following the date hereof and pursuant to the applicable requirements of the HSR Act, the parties shall cause to be filed with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated hereby. In addition, as soon as reasonably practicable following the date hereof and pursuant to the Competition Laws of Germany, Buyer shall cause to be filed with the German Federal Cartel Office such notifications relating to the transactions contemplated hereby. Buyer and Seller each shall (a) promptly supply the other party with any information which may be required in order to effectuate such filings and (b) respond as promptly as practicable to any inquiry received from FTC, DOJ, or any other Governmental Authority for additional information or documentation. Each of Buyer and Seller shall (i) promptly notify the other party of any material communication between that party and FTC, DOJ, or any other Governmental Authority and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) consult with the other party in advance of participating in any meeting or discussion with FTC, DOJ, or any other Governmental Authority with respect to any filing, investigation or inquiry concerning the transactions contemplated hereby and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat; and (iii) subject to applicable Law, furnish the other party with copies of all written correspondence and communications between it or its Affiliates and their respective Representatives and any Governmental Authority with respect to the transactions contemplated by this Agreement; provided, however, that materials provided to the other party pursuant to this Section 7.9(b) may be redacted (x) to remove references concerning valuation or future plans for the Business, (y) as necessary to comply with contractual obligations of confidentiality and (z) as necessary to address reasonable privilege concerns; provided, further, that the parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.9 or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel for the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the prior written consent of the party providing such materials. Subject to Section 7.9(c) and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, such actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things, necessary, proper or advisable to make effective the transactions contemplated hereby, including obtaining confirmation of the expiration or termination of any applicable waiting periods under the HSR Act, clearance from the German Federal Cartel Office and approvals, if any, from the Governmental Authorities set forth in Section 5.5 of the Company Disclosure Schedule, resolving any investigation or other inquiry of any Governmental Authority, providing supplemental information requested by a Governmental Authority, avoiding any suit, Claim, action, investigation or proceeding of any Governmental Authority arising from its review of the transactions contemplated hereby and defending any suit, Claim, action or proceeding initiated by any

Governmental Authority under applicable Competition Laws for the purpose of preventing the consummation of the of the transactions contemplated hereby. Buyer shall be responsible for paying all filing fees required to complete the merger filings under the Competition Laws of the United States and Germany (or as otherwise required in accordance with this Section 7.9(b)) in connection with the transactions contemplated hereby.
(c)Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall require or obligate Buyer or any of its Affiliates to, and neither the Company nor Seller shall, without the prior written consent of Buyer: (i) commence any Litigation with any Governmental Authority or third party; (ii) commit, agree or otherwise become subject to any restriction, condition, limitation or other understanding on or with respect to the operation of the business of Buyer or any of its Affiliates or the business of the Company; (iii) agree or otherwise be required to license, sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of any business, assets or operations of Buyer or any of its Affiliates or the business of the Company; or (iv) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval.
Section 7.10    Non-Competition and Employee Non-Solicit.
(a)For a period of five (5) years in the U.S. and the rest of the world (other than the European Union), and a period of three (3) years in the European Union, from and after the Closing Date anywhere in the world (the “Territory”), neither Seller nor any of its Affiliates shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate anywhere in the Territory, a business the same as, substantially similar to, or which materially competes with, the Business by providing contract manufacturing and development services with respect to the formulation, manufacture, fill/finish and packaging of drug substances and drug products; provided, however, that the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of less than two percent (2%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business within the Territory shall be permitted.
(b)Notwithstanding anything in Section 7.10(a) to the contrary, Buyer and Seller agree that (i) the provisions of Section 7.10(a) shall not apply to the formulation, manufacture, fill/finish, packaging, marketing, distribution or sale of in vitro fertilization media and (ii) Seller and its Affiliates shall be permitted to engage in (A) any business (other than the Business) that Seller or its Affiliates were engaged in as of the date hereof, and (B) IVF media, cell therapies, gene therapies, including cell transfection/transduction, vector manufacturing, media supplements, cell-conditioned media and veterinary products.
(c)Commencing on the date hereof and continuing for a period of three (3) years from and after the Closing Date anywhere in the Territory, neither Seller nor any of its Affiliates shall, directly or indirectly, solicit for employment or employ any then-current Employee involved in the Business of the Company or request, induce or advise any then-current Employee thereof to leave the employ of the Company, without the prior written consent of Buyer; provided that a general offer of employment to the public, with respect to any non-competing business, shall not be deemed prohibited hereunder as long as not specifically directed at any then-current Employee of the

Company. Commencing on the date hereof and continuing for a period of three (3) years from and after the Closing Date anywhere in the Territory, neither Buyer nor any of its Affiliates shall, directly or indirectly, solicit for employment or employ any current employee, officer, director or manager of Seller or request, induce or advise any current employee, officer, director or manager thereof to leave the employ of Seller, without the prior written consent of Seller; provided that a general offer of employment to the public, with respect to any non-competing business, shall not be deemed prohibited hereunder as long as not specifically directed at any then-current employee, officer, director or manager of Seller.
(d)The nature and scope of the foregoing protection has been carefully considered by Buyer and Seller. Seller acknowledges and agrees that the covenants contained in this Section 7.10 are essential elements of this Agreement and that but for these covenants, Buyer would not have agreed to acquire the Company Interests or otherwise become party to this Agreement. Buyer and Seller hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Seller for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 7.10 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.
(e)Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 7.10, Buyer shall be entitled, without the posting of a bond or other security, to seek an injunction restraining such breach or threatened breach. The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.
Section 7.11    No Solicitation.
(a)The Exclusivity Agreement is terminated as of the date hereof and is of no further force and effect.
(b)Between the date hereof and the Closing Date, neither the Company, Seller, or any of its or their respective Affiliates, shall directly or indirectly (including by way of providing information regarding the Company or the Business to any Person or providing access to any Person), (i) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction, (ii) participate in, continue or engage in any discussion or negotiation relating to, furnish any information concerning the Company, or the Business or properties of the Company, with respect to, afford access to its properties, Business Records in connection with, or facilitate in any other manner any effort or attempt by any Person other than Buyer to make or seek, any potential Competing Transaction, or (iii) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction. Seller shall promptly notify Buyer if any such offer or inquiry is received by, any such information is requested from, or any such negotiation or discussion is sought to be initiated or continued with, the Company, Seller or any of their respective Representatives, including the nature and terms of any of the foregoing, the identity of the parties involved and any modification to the nature or terms relating to any potential Competing Transaction. Seller shall, and shall cause the Company and its Affiliates to advise their applicable officers, directors, shareholders and senior Employees of the existence of the foregoing covenants, and Seller shall, and shall cause the Company and its Affiliates to respond to any inquiry received by their Representatives regarding any Competing Transaction by stating that the Company, Seller and its and their Affiliates are subject to the foregoing covenants.
Section 7.12    Termination of Guarantees of Indebtedness. At or prior to the Closing, the Company shall, and Seller shall cause the Company to, terminate any and all Guarantees of Indebtedness (and any and all Liens or security interests on assets of the Company relating thereto), including pursuant to the Guarantee Agreement, so that on and after the Closing, the Company shall not have any obligation with respect to any such Guarantees of Indebtedness (to include, without limitation, any Guarantees of Indebtedness on behalf of Seller).
Section 7.13    Cooperation; Financial Information.
(a)Except as otherwise provided herein, Buyer shall use its reasonable best efforts to arrange the Financing, maintain the Debt Commitment Letter in full force and effect, and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) comply with its obligations under the Debt Commitment Letter, (ii) as promptly as practicable (taking into account the Marketing Period), negotiate, execute, and deliver definitive agreements with respect to the Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated thereby, (iii) satisfy on a timely basis (taking into account the Marketing Period) all conditions to funding that are applicable to Buyer in the Debt Commitment Letter and (iv) subject to the satisfaction of the conditions set forth in the Debt Commitment Letter and Section 8.4, and the completion of the Marketing Period, consummate the Financing at or prior to the Closing Date. In furtherance and not in limitation of the foregoing, in the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter or it becomes reasonably likely that it would become so unavailable, Buyer shall as promptly as practicable following the occurrence of such event, notify Seller thereof in writing and use its reasonable best efforts to obtain (x) alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement that does not contain any condition to funding that would be more onerous than those contained in the Debt Commitment Letter, as applicable, on the date hereof or any terms that would reasonably be expected to delay or impede the consummation of the debt financing thereunder beyond the date set forth in Section 10.1(d) (taking into account the Marketing Period) and that is on terms no less favorable, in the aggregate, to Buyer than the Debt Commitment Letter as of the date of this Agreement (the “Alternate Financing”), and (y) one or more new financing commitment letters with respect to such Alternate Financing (each, a “New Commitment Letter”), in each case, which New Commitment Letter(s) will replace the existing Debt Commitment Letter in whole or in part. Buyer shall promptly provide the Company with a true, correct, and complete copy of any New Commitment Letter, together with any related exhibits, schedules, supplements, and term sheets, and a true, correct, and complete copy of any fee letter in connection therewith (it being understood that such letter will be redacted in a customary manner and none of the redacted provisions would adversely affect the availability of the Alternate Financing or allow the financing sources thereof to reduce the amount of funding to be provided under the New Commitment Letter or the definitive documentation of the credit facilities provided thereunder or the conditions on which such funding is available). In the event that any New Commitment Letter is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Commitment Letter” shall mean the Debt Commitment Letter to the extent not superseded at the time in question, and any New Commitment Letter (and/or any related fee letter(s)) to the extent then in effect, and (B) any reference in this Agreement to the “Financing” will mean the Financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.
(b)Buyer will not consent to any amendment, restatement, replacement, supplement, termination, assignment, or modification to be made to, or any waiver of any provision (including any condition) or remedy under, the Debt Commitment Letter without the prior written consent of Seller, to the extent such amendment, restatement, replacement, supplement, termination, assignment, modification, or waiver would individually or in the aggregate reasonably be expected to (i) materially delay or prevent the Closing, (ii) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) in each case necessary to consummate the transactions contemplated hereby less likely in any material respect to occur at or prior to the Closing, or (iii) adversely impact the ability of Buyer to in any material respect timely consummate the transactions contemplated hereby; provided, however, that Buyer may (A) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, agents, syndication agents, documentation agents, or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement in accordance with the provisions hereof and of the Debt Commitment Letter, (B) amend or otherwise modify the Debt Commitment Letter to implement any flex provisions applicable thereto, or (C) otherwise amend, modify or replace, or agree to any waivers in respect of, the Debt Commitment Letter so long as, with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternate Financing, or such amended, modified, replaced or waived terms would not, or would not reasonably be expected to, materially adversely impact or materially delay the ability of Buyer to timely consummate the transactions contemplated hereby when required.
(c)Each of Seller and the Company shall, and Seller shall cause its Subsidiaries and its and their respective Representatives to, provide such cooperation and assistance to Buyer in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including the following actions:
(i)participating in a reasonable number of meetings with (including to participate in a reasonable number of one-on-one meetings with) the Financing Sources and prospective investors in the Financing (and to cause the members of senior management and Representatives of the Company to participate in such meetings), rating agency presentations, road shows, and due diligence sessions, and cooperating reasonably with the marketing efforts of Buyer and the Financing Sources, in connection with all or any portion of the Financing;
(ii)assisting Buyer and the Financing Sources in the preparation of rating agency presentations, offering documents, bank information memoranda (including a version thereof that does not contain material non-public information), business projections and pro formas, lender and investor presentations, and other similar materials for any bank or other debt or equity financing and similar documents required in connection with any of the Financing, including to cause the execution and delivery of reasonable and customary representation letters in connection with the bank information memoranda;
(iii)furnishing to Buyer and the Financing Sources as promptly as reasonably practical and, in all cases, in a timely manner, (A) (1) the Most Recent Audited Financial Statements and audited consolidated balance sheets and the related audited statements of income, shareholder’s equity and cash flows of the Company for each subsequent fiscal year ended at least ninety (90) calendar days before the Closing Date, (2) the Most Recent Unaudited Financial Statements and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter (other than the fourth (4th) fiscal quarter of the Company’s fiscal year) ended at least forty-five (45) calendar days prior to the Closing Date (including the comparable prior year period) and (3) such other financial and operating information and data relating to the Company of the type customarily included in, or required to be included in, a registered public offering of securities by Buyer on Form S-1 (including information necessary for Buyer’s preparation of customary pro forma financial statements to be included therein), and of the type, form and substance necessary for an investment bank to receive customary comfort (including “negative assurance” comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act), including drafts of customary “comfort letters” (including customary “negative assurances”) for a private placement transaction from the Company’s independent auditors, reasonably requested by Buyer and the Financing Sources in connection with the arrangement, marketing, syndication of the financing contemplated by the Financing and (B) such other financial or pertinent information regarding the Company as may be reasonably available to the Company, and which is (1) reasonably requested by Buyer in connection with the preparation of a confidential information memorandum and offering documents customary for the type of financing contemplated by the Debt Commitment Letter as in effect on the date hereof, and (2) reasonably necessary in order to consummate the Financing, including in connection with the preparation of customary pro forma financial information (excluding any historical financial statements, which are addressed solely in clause (A) above) (all of the foregoing, the “Required Information”), all of which is Compliant;
(iv)cooperating reasonably with the Financing Sources’ customary due diligence;
(v)using reasonable best efforts to take such actions as are reasonably requested by Buyer or the Financing Sources to facilitate the satisfaction of the conditions set forth in the Debt Commitment Letter (including reasonably facilitating the taking of collateral contemplated by the Debt Commitment Letter) and the taking of corporate actions by the Company with respect to entering into definitive documentation with respect to the Financing; provided that any such corporate actions shall be contingent upon and effective as of the Closing;
(vi)to the extent required in connection with the Financing, requesting the Company’s independent auditor to provide reasonable assistance to Buyer consistent with customary practices (including to provide consent to Buyer to use audit reports relating to the Most Recent Audited Financial Statements and, to the extent applicable, any other audited financial statements delivered pursuant to this Section 7.13, on customary terms in connection with the Financing, participating in due diligence sessions with the Financing Sources and requesting the provision to the Financing Sources of customary “comfort” letters from such auditor prior to the Closing Date, which shall provide customary “negative assurance” comfort);
(vii)executing and delivering, at and effective as of the Closing, such definitive financing documents and other customary closing documents, as may be reasonably requested by Buyer and are required in connection with the Financing;
(viii)cooperating reasonably in connection with the termination of existing Guarantees of Indebtedness (including obtaining required payoff letters and delivering notices of termination within the time periods required thereby) and the release of related encumbrances, if any, and Buyer’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Company at and effective as of the Closing; and
(ix)at least four (4) Business Days prior to the end of the Marketing Period, providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing at least eight (8) Business Days prior to the end of the Marketing Period.
(d)Notwithstanding the requirements of Section 7.13(c), (i) the Company shall not be required to enter into or approve (or commit to enter into or approve) any certificate, document, agreement, instrument, or financing agreement, in each case, which will be effective prior to the Closing Date (other than customary representation letters, authorization letters and confirmations (including with respect to the absence of the presence of material non-public information), subject to customary exclusions), (ii) the Company shall not be required to pay or commit to pay any commitment or other fee or incur any other Liability (including any guarantee, indemnity, or pledge) in connection with the Financing prior to the Closing Date, except that the Company shall be required to pay any and all fees, costs, and expenses in connection with obtaining any required approvals under the Guarantees of Indebtedness permitting the termination thereof on the Closing Date and the release of all Liens on properties and assets of the Company securing such obligations, if any, and (iii) nothing herein will require the Company or any of its Representatives to provide any information or take any action, the disclosure or taking of which would violate applicable Law, any fiduciary duty, any Contract, or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (it being agreed that the Company shall give notice to Buyer of the fact that it is withholding such information or documents on the basis of any such Law, duty, Contract, obligation or privilege, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Law, duty, Contract, or obligation and to preserve attorney-client privilege, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract, or obligation or waive attorney-client privilege).

(e)Buyer will, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller or any of its Representatives in connection with the Financing, including in connection with the cooperation of Seller, the Company and any of their respective Representatives contemplated by this Section 7.13.
(f)Buyer acknowledges and agrees that obtaining the Financing is not a condition to Closing.
(g)The Company shall give Buyer notice if it becomes aware that the Required Information taken as a whole is or becomes incorrect in any material respect. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that does not harm or disparage the Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Company and its Affiliates provided to any of Buyer, the Financing Sources or their respective Representatives pursuant to this Section 7.13 shall be kept confidential in accordance with Section 7.4(b), except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Financing or that is otherwise required to be disclosed by the Buyer in connection with the Financing, subject to customary confidentiality protections to the extent applicable.
Section 7.14    Title Matters. The Company agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with, and shall, if requested by Buyer, provide to the Title Company a non-imputation affidavit substantially in the form attached hereto as Exhibit C (the “Title Affidavit”), and other customary title affidavits and instruments, in order to assist Buyer in obtaining new title policies from the Title Company for the Real Property; provided that such affidavits and instruments do not materially increase the representations and warranties set forth herein. Notwithstanding anything herein to the contrary, the Company (i) shall not, without the written approval of Buyer, voluntarily encumber any of the Real Property with any Liens, easements, restrictions or covenants, in each case, that are not Permitted Liens, and (ii) shall, at Closing, remove any mechanics’ liens or other Liens that are not Permitted Liens or Liens caused by Buyer or its Affiliates.
Section 7.15    Insurance. Prior to the Closing, the Company shall obtain, effective as of the Closing Date and at Seller’s sole cost and expense the non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) covering Persons who are currently or were officers and directors of, or in a comparable role with, the Company (but not in the capacity of any role of such Persons with Seller), for a Claims reporting or discovery period of not less than six (6) years from and after the Closing with respect to any Claim related to any period prior to the Closing from any insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially comparable with, in all material respects, or more favorable to the insureds than the coverage provided under Seller’s existing policies.

Section 7.16    Use of Seller Retained Names.
(a)On and after the date that is seventy-five (75) days following the Closing Date, except as expressly provided in this Section 7.16 or any Ancillary Document, none of Buyer or any of its Affiliates shall knowingly use Seller or “Cook” names, marks, domain names and logos (the “Retained Names”) in connection with any business that Buyer or its Affiliates may thereafter conduct.
(b)Within one hundred thirty-five (135) days following the Closing Date, Buyer shall, and shall cause its Affiliates to, revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communication vehicles, change signage and stationery, and otherwise discontinue use of the Retained Names; provided, however, that during such one hundred thirty-five (135) day period (the “Transition Period”), Buyer or its Affiliates may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names to the extent that such product literature and labeling or packaging exists on the Closing Date. Buyer and its Affiliates shall only use the Retained Names after the Closing in a manner consistent with the use of such Retained Names by the Company prior to the Closing. For the avoidance of doubt, with respect to the Products and Services of the Company, Buyer, or any third party acting on Buyer’s behalf, may continue to sell such Products and Services, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, during the Transition Period.
(c)Effective as of the Closing Date, Seller hereby grants to Buyer during the Transition Period a worldwide, royalty-free, non-transferable, exclusive license to use the following Internet domain names incorporating the Retained Names: cookpharmica.com (the “Seller Domain”) as a URL in connection with the continued operation of the Internet and Intranet websites operated under that URL prior to the Closing Date. Seller shall maintain the registrations for the Seller Domain in full force and effect for the duration of the Transition Period at Seller’s sole cost and expense, unless directed otherwise by Buyer.
(d)Notwithstanding anything in this Section 7.16 to the contrary, Buyer and its Affiliates may at all times after the Closing Date (i) retain and use, for their internal business purposes, records and other historical or archived documents containing or referencing the Retained Names; (ii) use the Retained Names to the extent required by or permitted as a fair use or otherwise under applicable Law, including for filing with a Governmental Authority or uses that would not cause confusion as to the origin or sponsorship of a good or service; and (iii) refer on their websites and in their advertising, marketing and promotional materials to the historical fact that the Company previously conducted the Business under the Retained Names, as applicable.
Section 7.17    280G Shareholder Vote. To the extent any individual may receive any payment or benefit that individually or in the aggregate would be a “parachute payment” under Section 280G of the Code in connection with the transactions contemplated by this Agreement (“Parachute Payment”), the Parachute Payment shall be contingent upon a vote of the stockholders of the Company in the manner provided under Section 280G(b)(5)(B) of the Code and its associated Treasury Regulations. To the extent that a Parachute Payment under Section 280G of the Code is not approved by the stockholders of the Company as contemplated above prior to the Closing, the payment shall not be made or provided in any manner. Prior to the Closing, the Company shall deliver to Buyer evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.17 and that either (a) the requisite number of votes was obtained with respect to the Parachute Payment and payment shall be made, or (b) the approval was not obtained in whole or in part, and, as a consequence, to the extent the Parachute Payment was not approved, it shall not be made or provided.
Section 7.18    Discretionary Bonuses. Promptly following the Closing, Seller shall fund, or cause to be funded, the discretionary bonuses granted by it to the Continuing Employees in accordance with Section 7.1(b)(xviii), including the employer portion of any payroll, employment or similar taxes payable in connection therewith, and shall pay or cause to be paid such discretionary bonuses through the transitional payroll services provided to the Company pursuant to the Transition Services Agreement.
Section 7.19    Performance. Catalent, Inc. hereby guarantees to Seller the due and punctual payment of the Subsequent Payment Amount by Buyer and shall be directly liable to Seller with respect thereto.
ARTICLE VIII
Closing; Conditions to Closing
Section 8.1    Deliveries by Seller and the Company. At the Closing, the Company and Seller shall deliver or cause to be delivered to Buyer:
(a)certificates representing all of the Company Interests, to the extent such Company Interests are certificated, duly endorsed in blank, free and clear of all Liens and any other instruments of transfer, duly endorsed in blank, and to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer;
(b)a pay-off letter or pay-off letters (such documents collectively, the “Pay-Off Letters”) duly executed by the holders of all Indebtedness (or their respective agents) that remains unpaid as of immediately prior to the Closing (including under the Parent Credit Agreement), indicating (i) the amounts required in order to pay in full all such Indebtedness (including, for the avoidance of doubt, all of the outstanding obligations guaranteed by the Company in connection with the Parent Credit Agreement) (such amounts collectively, the “Pay-Off Amount”) and (ii) that upon payment of the Pay-off Amount, all outstanding obligations of Seller or the Company, as applicable, arising under or related to such Indebtedness (including in connection with the Parent Credit Agreement) shall be repaid and extinguished in full and that, if applicable, upon receipt of such payment, such Person shall release its Liens and other security interests in, and agree to deliver UCC-3 termination statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, and the same shall be terminated and of no further force and effect, the assets and properties of the Company;

(c)a duly executed amendment to the Note Purchase Agreement, effective as of the Closing, evidencing release from the Guarantee Agreement, releasing any Guarantees of Indebtedness in connection therewith;
(d)a copy of the IVF Media Supply Agreement, in the form of Exhibit D, duly executed by the Company, Cook Medical LLC and William A. Cook PTY, LTD., and effective immediately following the Closing;
(e)a copy of an agreement with respect to services that Seller or its Affiliates will continue to provide to the Company, on the one hand, and any services that the Company will provide to Seller or its Affiliates on the other hand, in the form of Exhibit E, duly executed by Seller and the Company and effective immediately following the Closing (the “Transition Services Agreement”);
(f)written resignations, dated as of the Closing Date, of the directors and officers of the Company;
(g)a certificate of existence with respect to the Company issued by the Secretary of State of the State of Indiana as of a date not more than two (2) Business Days prior to the Closing Date;
(h)a receipt for the Closing Consideration Amount;
(i)a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;
(j)a copy of the resolutions of (i) the Company’s sole managing member, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder and (ii) the board of directors (or equivalent body) of Seller, certified by an authorized signatory of Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents and the performance by Seller of its obligations hereunder and thereunder;
(k)an officer’s certificate signed by a duly authorized officer of Seller, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.4(c), Section 8.4(d) and Section 8.4(e);
(l)the Title Affidavit, together with such customary title affidavits and other instruments as may be reasonably necessary to facilitate Buyer’s procurement of title insurance policy with respect to the Real Property, subject to Section 7.14;
(m)a copy of the D&O Insurance obtained by the Company, in form and substance reasonably satisfactory to Buyer as set forth in Section 7.15;
(n)the affidavit required under Section 7.2(j) of this Agreement; and

(o)such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing.
Section 8.2    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(a)the Closing Consideration Amount;
(b)a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(c)an officer’s certificate signed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.3(c) and Section 8.3(d); and
(d)such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing.
Section 8.3    Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):
(a)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.
(b)Antitrust Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and clearance relating to the transactions contemplated hereby shall have been obtained from the German Federal Cartel Office, or any applicable waiting period has expired.
(c)Representations and Warranties. The representations and warranties of Buyer set forth in Section 6.1 (Organization and Power), Section 6.2 (Authorization) and Section 6.3 (Enforceability) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct, without regard to any qualifications as to “material”, or “materiality” or “material adverse effect” (or any correlative terms) contained in such representations and warranties, as of the date hereof and as of the Closing Date, except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(d)Performance. Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or prior to Closing.
(e)Deliveries. Seller shall have received the deliveries contemplated by Section 8.2.
Section 8.4    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer).
(a)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.
(b)Antitrust Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and clearance relating to the transactions contemplated hereby shall have been obtained from the German Federal Cartel Office, or any applicable waiting period has expired.
(c)Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.6 (No Brokers), Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), Section 5.3 (Capitalization of the Company; No Subsidiaries) and Section 5.26 (No Brokers) (collectively, the “Fundamental Representations”) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date and (ii) each of the other representations and warranties made by Seller contained in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct, without regard to any qualifications as to “material”, “materiality”, or “Company Material Adverse Effect” (or any correlative terms) contained in such representations and warranties, as of the date hereof and as of the Closing Date, except (x) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (y) where the failure to be true and correct, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(d)Performance. Each of the Company and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such party at or prior to Closing.
(e)No Material Adverse Effect. Since December 31, 2016, there shall not have been a Company Material Adverse Effect.

(f)Consents and Approvals. All of the consents or notifications set forth in Section 8.4(f) of the Company Disclosure Schedule shall have been obtained or made at or prior to Closing.
(g)Deliveries. Buyer shall have received the deliveries contemplated by Section 8.1.
ARTICLE IX
Survival; Indemnification
Section 9.1    Survival of Representations and Warranties. All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the date following the eighteen (18) month anniversary of the Closing Date, and all Liability with respect to breaches of such representations and warranties shall thereupon be extinguished (except to the extent a Claim with respect thereto has been made prior to such time in which case such representations and warranties shall survive until such Claim is resolved). Notwithstanding the foregoing, the representations and warranties of Seller set forth in (a) Section 5.20 (Employee and Labor Matters) and Section 5.21 (Employee Benefits), shall survive, and all Liability with respect to breaches of such representations and warranties, shall continue in full force and effect until the date following the three-year (3) anniversary of the Closing Date, (b) Section 5.22 (Tax Matters), and all Liability with respect to breaches of such representations and warranties, shall continue in full force and effect until the date following ninety (90) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein and (c) the Fundamental Representations, and all Liability with respect to breaches of such representations and warranties, shall survive for a period of five (5) years, in each case, except to the extent a Claim with respect thereto has been made prior to such time in which case such representations and warranties shall survive solely with respect to such Claim until such Claim is resolved. Notwithstanding anything in this Article IX to the contrary, in the event that any breach or alleged breach of any representation or warranty by (i) the Company or Seller results from fraud or Willful Breach of the Company or Seller, or (ii) Buyer results from fraud or Willful Breach of Buyer, then, in each case, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.
Section 9.2    Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against any and all Losses incurred by any of Buyer Indemnitees arising out of, in connection with or relating to any: (a) inaccuracy in or breach of any representation or warranty made by Seller in Section 5.21 (Employee Benefits), (b) Company Transaction Expenses to the extent not taken into account in reducing the Closing Consideration Amount, (c) Indebtedness to the extent not taken into account in reducing the Closing Consideration Amount and (d) Seller Taxes. Notwithstanding the foregoing, Seller shall not have any obligation to indemnify, defend or hold harmless any Buyer Indemnitee for Losses arising out of, in connection with or relating to any inaccuracy in or breach of any other representation or warranty not expressly set forth in clause (a) of this Section 9.2 or in the definition of Seller Taxes, regardless of the survival or non-survival thereof.

Section 9.3    Limitations on Indemnification Obligations.
(a)Seller shall not be required to indemnify Buyer Indemnitees with respect to any Claim for indemnification arising out of, in connection with or relating to matters described in Section 9.2 unless and until the aggregate amount of all such Claims for such matters exceeds one-half percent (0.5%) of the Purchase Price, in which event Buyer Indemnitees will be entitled to recover all Losses in excess of such amount arising out of, in connection with or relating to such matters.
(b)The aggregate amount required to be paid by Seller pursuant to Section 9.2 shall not exceed in the aggregate ten percent (10%) of the Purchase Price.
(c)For the purposes of determining any inaccuracy in or breach of, or the amount of any Losses related to the inaccuracy in or breach of, any of the representations or warranties as set forth in this Agreement, the representations and warranties set forth in this Agreement shall be considered without regard to any qualifications as to “material”, “materiality” or “Company Material Adverse Effect” (or any correlative terms) set forth therein.
Section 9.4    Procedure with Respect to Direct Claims.
(a)If a Buyer Indemnitee shall have a Claim for indemnification hereunder other than with respect to a Claim asserted by a third party, Buyer Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (i.e., Seller) (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the Claim. The failure to make timely delivery of such written notice by Buyer Indemnitee to the Indemnitor shall not relieve the Indemnitor from any Liability under this Article IX with respect to such Claim, except to the extent the Indemnitor is actually materially prejudiced.
(b)Within thirty (30) days after receipt of a claim notice, the Indemnitor shall, by written notice to Buyer Indemnitee, either concede or deny Liability for the Claim set forth in the claim notice. If the Indemnitor shall deny Liability, in whole or in part, such written notice to Buyer Indemnitee shall be accompanied by a reasonably detailed description of the basis for denial. If the Indemnitor fails to deliver such written notice to Buyer Indemnitee by 5:00 P.M. (Eastern Time) on the last day of the thirty (30) day period, the Indemnitor shall be deemed to have conceded the entire amount of the Claim and, notwithstanding anything herein to the contrary, Buyer Indemnitee shall be entitled to the entire amount of the Claim. If the Indemnitor denies Liability for such Claim, in whole or in part, within thirty (30) days of receipt by the Indemnitor of a claim notice, representatives of senior management of the Indemnitor and Buyer Indemnitee with decision-making authority with respect to the issues set forth in the claim notice shall meet to discuss and attempt to resolve the matter prior to taking any formal action with respect thereto. If Buyer and Seller fail to resolve the dispute within thirty (30) days after Buyer Indemnitee received a written notice from the Indemnitor denying the Claim, any party may commence appropriate legal proceedings in order to obtain a final judgment of a court of competent jurisdiction.

Section 9.5    Procedure with Respect to Third Party Claims.
(a)If a Buyer Indemnitee receives notice of any matter involving a Claim asserted by a third party that would give rise to an indemnification Claim against the Indemnitor, then Buyer Indemnitee shall, as promptly as is practicable, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by Buyer Indemnitee to the Indemnitor shall not relieve the Indemnitor from any Liability under this Article IX with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced.
(b)The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, but only if the Indemnitor simultaneously agrees to fully indemnify Buyer Indemnitee for such matter. Notwithstanding anything to the contrary contained in this Article IX, the Indemnitor shall not have the option to assume the defense of any such third party Claim (i) which seeks any remedy other than monetary damages, (ii) which seeks monetary damages in an amount that exceeds the portion of the Subsequent Payment Amount then remaining to be paid to Seller (less all then pending and unpaid indemnification Claims) (iii) which Claim, or the assumption by the Indemnitor of the defense of which Claim, Buyer Indemnitee reasonably determines (A) could adversely affect the continuing business operations of Buyer Indemnitee or any of its Affiliates or their relationships with customers, clients, suppliers or other third parties with whom Buyer Indemnitee or any of its Affiliates has a material business relationship, (B) would reasonably pose significant legal, financial, regulatory or reputational risk or exposure to Buyer Indemnitee or (C) is a Claim involving a criminal matter or Litigation in which the third party is a Governmental Authority (in which case Buyer Indemnitee shall have the right to control the defense of such matter and the Indemnitor shall have the right to participate in the defense of such matter at the Indemnitor’s own cost and expense) or (iv) which claim is covered by the R&W Insurance Policy and the Losses arising from or relating to such Claim are in excess (or are reasonably likely to be in excess) of the retention under such R&W Insurance Policy.
(c)If the Indemnitor is able to and elects to assume the defense of any such matter, then:
(i)Buyer Indemnitee shall have the right to participate in the defense of such matter and to employ its own counsel, at its own cost and expense, and the Indemnitor shall not be required to pay or otherwise indemnify Buyer Indemnitee against any attorneys’ fees or other expenses incurred on behalf of Buyer Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (A) the Indemnitor fails to defend diligently any Claim or Litigation within ten (10) days after receiving notice of such failure from Buyer Indemnitee, (B) Buyer Indemnitee reasonably shall have concluded (following consultation with its counsel) that there may be one or more legal or equitable defenses available to such Buyer Indemnitee or other Buyer Indemnitees that are not available to the Indemnitor, or (C) Buyer Indemnitee reasonably shall have concluded (following consultation with its counsel) that, with respect to such Claims, Buyer Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests.

(ii)The Indemnitor shall not, without the prior written consent of Buyer Indemnitee, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not Buyer Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment (A) which does not, to the extent that Buyer Indemnitee may have any Liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer Indemnitee of a written release of Buyer Indemnitee from all Liability in respect of such Litigation, (B) which includes any statement or admission of fact regarding culpability of, or a failure to act by or on behalf of, Buyer Indemnitee, or (C) in any manner that involves any injunctive or non-monetary relief against Buyer Indemnitee.
(d)If the Indemnitor is unable to or elects not to assume the defense of such matter, or fails to notify Buyer Indemnitee of its election to assume the defense of such matter, within thirty (30) days after receipt of written notice of such matter, then Buyer Indemnitee shall proceed to defend such matter and shall be entitled to be reimbursed on an ongoing basis by the Indemnitor for all reasonable costs, expenses and fees incurred by Buyer Indemnitee in the defense of such matter (including attorneys’ fees and expenses).
(e)Regardless of which party assumes the defense of such matter, the parties shall cooperate with one another in connection therewith. Such cooperation shall include making available all non-privileged Business Records and other documents and materials that are relevant to the defense of such matter and making employees, officers and advisors available to provide additional information or to act as a witness or respond to legal process.
Section 9.6    Tax Matters. The parties shall treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law. Notwithstanding anything to the contrary contained in this Article IX, all procedures relating to Tax Contests shall be governed exclusively by the provisions of Section 7.2(f).
Section 9.7    Calculation of Losses.
(a)The amount of any Losses payable under this Article IX by the Indemnitor shall be net of any amount actually recovered by Buyer Indemnitee under applicable insurance policies (net of any premium increase or other out-of-pocket expense, including co-payments, incurred by such Buyer Indemnitee in collecting such amount). If Buyer Indemnitee receives any amount under any applicable insurance policy subsequent to an indemnification payment by the Indemnitor, then such Buyer Indemnitee shall reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment (net of any premium increase or other out-of-pocket expense, including co-payments, incurred by such Buyer Indemnitee in collecting such amount). Buyer Indemnitees shall use reasonable best efforts to mitigate Losses (other than Losses incurred by any Buyer Indemnitee arising out of, in connection with or relating to any Seller Taxes) upon and after becoming aware of any event which could reasonably be expected to give rise to any such Losses that are indemnifiable hereunder.

(b)Notwithstanding anything herein to the contrary, the Indemnitor shall not be liable under this Article IX for any Losses relating to any matter to the extent that (A) Buyer Indemnitee shall have otherwise been fully reimbursed for such matter pursuant to, or the Loss was fully taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss; or (B) without limiting the generality of clause (A), such matter was taken into account by amounts paid pursuant to Section 3.3 after the final determination of the Final Purchase Price Adjustment Statement.
Section 9.8    R&W Insurance Policy. Each party and its Representatives shall reasonably cooperate with the insurer under the R&W Insurance Policy in connection with the defense of any matter which might reasonably constitute a Loss (as defined under the R&W Insurance Policy). The insurer under the R&W Insurance Policy shall have the right to participate in the investigation, defense and settlement of any Third Party Claim (as defined in the R&W Insurance Policy) or other matter reasonably likely to be covered under the R&W Insurance Policy.
ARTCILE X.
Termination
Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a)at any time, by mutual written agreement of Buyer and Seller;
(b)by Buyer, at any time prior to the Closing, if (i) the Company or Seller is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.4 incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a violation or breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any conditions set forth in Section 8.3;
(c)by Seller, at any time prior to the Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.3 incapable of being satisfied; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if there has been a violation or breach of this Agreement by the Company or Seller that has prevented or would prevent satisfaction of any conditions set forth in Section 8.4;
(d)by Buyer or Seller, at any time after March 18, 2018 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the

Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(e)by Buyer or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Law, Order or other action shall have become final and non-appealable; or
(f)by Seller if (i) the Marketing Period has ended and all the conditions set forth in Section 8.3 and Section 8.4 have been, and continue to be, satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by Seller to Buyer), (ii) Buyer does not consummate the transactions contemplated by this Agreement on or prior to the day the Closing is required to occur pursuant to Section 2.1, (iii) Seller shall have irrevocably confirmed in writing to Buyer that it is ready, willing and able to consummate the transactions contemplated by this Agreement on the date of such confirmation and throughout the five (5) Business Day period following delivery of such confirmation and (iv) Buyer fails to effect the Closing by the earlier to occur of (x) five (5) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.1 or (y) the End Date.
Section 10.2    Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.
Section 10.3    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, then:
(a)Buyer on the one hand, and Seller on the other hand, shall promptly cause to be returned to Seller or Buyer, as applicable, or cause the destruction of, all documents and information, including Confidential Information, in whatever format, obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information, in whatever format, obtained by either party in connection with Buyer’s investigation of the Company, including any copies made by or supplied to Buyer, Seller or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Buyer and Seller’s external legal counsel for evidentiary purposes in the case of any legal proceedings or threatened legal proceedings relating to this Agreement or any of the transactions contemplated hereby; and each of Buyer and Seller need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Buyer or Seller, as applicable, as long as Buyer and Seller make no effort to retrieve such archived information.
(b)No party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder;

provided, however, (i) except as provided in Section 10.5, no such termination shall relieve any party from Liability for any fraud or Willful Breach by that party, and (ii) Section 7.5, this Section 10.3, Section 10.4, Section 10.5 and Article XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, be inconsistent with or contrary to the terms of this Agreement.
Section 10.4    Termination Fee.
(a)In the event (i) Seller terminates this Agreement as provided in Section 10.1(c) or Section 10.1(f), or (ii) Buyer or Seller terminates this Agreement as provided in Section 10.1(d) or Section 10.1(e) (other than due to the failure to receive clearance of the transactions contemplated by this Agreement and the Ancillary Documents under the Competition Laws of the United States or Germany or because a Governmental Authority has enacted, issued, promulgated, enforced or entered a legal proceeding or Order pursuant to its Competition Laws that is in effect and which prevents or prohibits the consummation of the transactions contemplated hereby), Buyer shall, no later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller an amount equal to thirty-five million dollars ($35,000,000) (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in advance by Seller.
(b)Notwithstanding anything herein to the contrary, the parties agree that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.
Section 10.5    Exclusive Remedy.
(a)From and after the date of this Agreement until the Closing, the sole and exclusive remedy of each party in the event of a breach (including any Willful Breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with Section 10.1 and pursuit of the post-termination remedies permitted under Section 10.3 or Section 10.4 as applicable, or (ii) specific performance in accordance with Section 11.11. Notwithstanding the foregoing, in the event that this Agreement is terminated by Seller pursuant to Section 10.1(c) or Section 10.1(f) (or pursuant to any other provision of Section 10.1 under circumstances in which it was entitled to terminate this Agreement pursuant to Section 10.1(c) or Section 10.1(f)), the right of Seller to receive the Termination Fee pursuant to Section 10.4 shall be the sole and exclusive remedy against Buyer, its Affiliates and their respective Representatives for any Losses suffered by Seller, the Company and any of their respective Affiliates or in connection with this Agreement and the transactions contemplated by this Agreement, and no other amount shall be due and payable by Buyer, its Affiliates and their respective Representatives as a result thereof. For the avoidance of doubt, while Seller may seek specific performance in accordance with Section 11.11 and payment of the Termination Fee pursuant to Section 10.4, in no circumstance shall Seller be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the Termination Fee, (B) payment of both monetary damages and the Termination Fee or (C) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of the Termination Fee or any monetary damages. In no event shall Seller be entitled to seek the remedy of specific performance of this Agreement against any Financing Sources in its or their capacity as a lender, purchaser, underwriter or arranger in connection with the Financing.
(b)Notwithstanding anything in this Agreement to the contrary, in connection with any Loss suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement in this Agreement, the transactions contemplated hereby, the Financing, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which Seller is permitted to terminate this Agreement and receive the Termination Fee pursuant to Section 10.4, Seller agrees that the maximum aggregate Liability of Buyer shall be limited to an amount equal to the amount of the Termination Fee, and in no event shall Seller, the Company or their Affiliates seek to recover any monetary damages in excess of such amount in the aggregate. In no event shall Seller or the Company seek to recover monetary damages from any Person (including the Financing Sources) other than Buyer in connection with the transactions contemplated by this Agreement. The parties acknowledge that the agreements contained in Section 10.3 and Section 10.4 and this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.
(c)From and after the Closing, the right to indemnification under Article IX, subject to all of the terms, conditions and limitations thereof, shall constitute the sole and exclusive right and remedy available to Buyer against Seller or any of its Affiliates for any breach of this Agreement, and Buyer shall not initiate or maintain any lawsuit or other legal proceeding at law or in equity against Seller which is directly or indirectly related to any breach of this Agreement, except that Buyer may pursue legal or equitable relief against Seller for any claim for fraud. Nothing in this Section 10.5(c) shall preclude Buyer from seeking specific performance, injunctive or similar equitable relief as provided in Section 11.11. For the avoidance of doubt, any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement shall not, of itself, constitute fraud by Seller.
ARTICLE XI.
Miscellaneous
Section 11.1    Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby or thereby are consummated.
Section 11.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation of good transmission, if delivered by facsimile or E-mail (in which case, it will be effective upon receipt of confirmation of good transmission, excluding automatic acknowledgements of receipt), or (c) as of the date delivered, if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):
If to Seller:            Cook Group Incorporated
750 Daniels Way
Bloomington, Indiana 47404
Attn: General Counsel
Fax: (812) 339-5369
E-mail: cynthia.kretz@cookmedical.com

With a copy (which shall not constitute notice) to:
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282
Attn: Stephen J. Hackman
Fax: (317) 592-4666
E-mail: stephen.hackman@icemiller.com

If to Buyer:            c/o Catalent, Inc.
14 Schoolhouse Road
Somerset, New Jersey 08873
Attn: General Counsel - Steven L. Fasman
Fax: 732.537.6490
E-mail: GenCouns@catalent.com

With a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Steven Epstein
Matthew V. Soran
Fax: 212.859.4000
E-mail:     steven.epstein@friedfrank.com,
matthew.soran@friedfrank.com

Section 11.3    Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, including all matters of construction, validity and performance; provided that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing or the performance thereof shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 11.4    Entire Agreement. This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule and the Ancillary Documents, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all previous agreements, written or oral, relating to the subject matter hereof.
Section 11.5    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied to other Persons or circumstances or in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.
Section 11.6    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that (i) the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver and (ii) Section 7.6, Section 10.5, Section 11.3, this Section 11.6, Section 11.8, Section 11.10, and Section 11.14 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived, or otherwise modified in a manner adverse to the Financing Sources, in each case, without the prior written consent of the Financing Sources (other than Non-Party Affiliates).
Section 11.7    Effect of Waiver or Consent. At any time prior to the Closing, any party may, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 11.8    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise; provided that (i) Buyer Indemnitees who are not otherwise a party to this Agreement shall be express third-party beneficiaries of this Agreement, (ii) Company Released Parties and Seller Released Parties who are not otherwise a party to this Agreement shall be express third-party beneficiaries of Section 7.6 and (iii) the Financing Sources shall be express third-party beneficiaries of Section 10.5, Section 11.3, Section 11.6, this Section 11.8, Section 11.10, and Section 11.14, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
Section 11.9    Assignability. This Agreement shall not be assigned by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to (a) an Affiliate of Buyer, (b) any wholly owned U.S. Subsidiary of Buyer and/or (c) any lender (or any agent or other representative thereof) under the Debt Commitment Letter or any of Buyer’s other financing arrangements as collateral security for Buyer’s obligations thereunder (including any refinancings, extensions, refundings, or renewals thereof), in each case which assignment shall not relieve Buyer of its obligations hereunder.
Section 11.10    Jurisdiction; Court Proceedings; Waiver of Jury Trial.
(a)Any Litigation against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in the U.S. District Court for the Southern District of Indiana (or, if the U.S. District Court for the Southern District of Indiana declines to accept jurisdiction over a particular matter, any state court sitting in Indianapolis, Indiana) (the “Chosen Courts”) and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (i) objection that it may ever have to the laying of venue of any such Litigation in either Chosen Court, (ii) Claim that any such Litigation brought in either Chosen Court has been brought in an inconvenient forum and (iii) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Litigation; provided that each of the parties hereto agrees that they will not bring or support any action, cause of action, claim, cross-claim or third party Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing (or any alternative or replacement financing) or the performance thereof, in any forum other than the New York Supreme Court located in New York County or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.
(b)Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY FINANCING SOURCE IN RESPECT OF THIS AGREEMENT, ANY FINANCING, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.11    Remedies.
(a)Subject to Section 10.4, the parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as provided in Section 11.11(c), the parties hereto acknowledge and agree that in the event of any breach or threatened breach by Seller on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to Section 10.4. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, subject to Section 10.4 and Section 11.11(c). Subject to Section 11.11(c), each of the parties further agrees that the only permitted objection that it may raise in response to any action of equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as provided in Section 10.4 or Section 11.11(c), the pursuit of an injunction, specific performance or other equitable relief by any party hereto will not be deemed a waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.
(b)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by one party of any one remedy will not preclude the exercise at any time of any other remedy.
(c)Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of Seller to obtain an injunction, or other appropriate form of equitable relief to cause Buyer to complete the Closing shall be subject to the following: (i) all conditions set forth in Section 8.4 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided that each of which shall be capable of being satisfied if the Closing Date were on such date), (ii) the Financing has been funded in full or would be funded in full at the Closing if the Closing were to occur, (iii) Buyer has failed to complete the Closing in accordance with Section 2.1 when required to do so hereunder and (iv) Seller has irrevocably confirmed in writing that, if specific performance is granted and the Financing is funded, then the Closing will occur pursuant to Section 2.1.
Section 11.12    Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 11.13    Further Assurance. If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement and to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Each party shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce the rights and obligations herein provided.
Section 11.14    No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, each of Seller and the Company (each on behalf of itself, its controlled Affiliates, its Subsidiaries and its and their Employees and Representatives) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no Liability or Claims by Seller or the Company (or such other Persons) in connection with any Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort, or otherwise.
Section 11.15    Legal Representation. In the event any dispute arises following Closing between Buyer or the Company, on the one hand, and Seller, on the other hand, Ice Miller LLP may represent Seller even though the interests of Seller may be directly adverse to Buyer or the Company, and notwithstanding the prior representation of the Company by Ice Miller LLP. Buyer acknowledges and agrees that as to all pre-Closing communications between or among Seller and/

or the Company and their respective employees and agents, on the one hand, and Ice Miller LLP, on the other hand, relating to the Transaction Documents or the transactions contemplated thereby, the attorney-client privilege and the expectation of client confidence belongs to and may be controlled by Seller, and will not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party (other than a party to this Agreement), on the other hand, after the Closing, Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Ice Miller LLP to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of the Seller.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first above written.
BUYER:
CATALENT PHARMA SOLUTIONS, INC.
By: /s/ Matthew Walsh
Name: Matthew Walsh
Title: Executive Vice President, Chief Financial Officer

[Signature Page - Interest Purchase Agreement]

CATALENT, INC., solely for purposes of Section 7.19
By: /s/ Matthew Walsh
Name: Matthew Walsh
Title: Executive Vice President, Chief Financial Officer

[Signature Page - Interest Purchase Agreement]

SELLER:
COOK GROUP INCORPORATED
By: /s/ Pete Yonkman
Name: Pete Yonkman
Title: President

[Signature Page - Interest Purchase Agreement]

The Company:
COOK PHARMICA LLC
By: /s/ Tedd M. Green
Name: Tedd M. Green
Title: President

[Signature Page - Interest Purchase Agreement]